UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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FRANK’S INTERNATIONAL N.V.

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FRANK’S INTERNATIONAL N.V.

Mastenmakersweg 1, 1786 PB Den Helder

The Netherlands

To the shareholders of Frank’s International N.V.:

You are cordially invited to attend the special meeting of the shareholders of Frank’s International N.V. (the “Company”) to be held on January 15, 2019, at 2:00 p.m. Central European Time (“CET”), at J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands. This special meeting has been called by the Company’s board of managing directors (the “Management Board”) and the Company’s board of supervisory directors (the “Supervisory Board”). At this meeting, you will be asked to consider and vote upon the following proposal:

1.

To approve the increase of the number of supervisory directors from 8 to 9 members, and to elect Melanie Montague Trent to the Supervisory Board to serve until the Company’s annual meeting of shareholders in 2019.

Your vote is very important. Holders of the Company’s shares of common stock, each with a nominal value of €0.01 (the “Common Stock”), held as of December 18, 2018, the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code, are entitled to vote on the matters before the special meeting. Even if you plan to attend the special meeting, the Company urges you to promptly vote your shares of Common Stock in advance of the special meeting. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the special meeting. Voting your shares of Common Stock in advance of the special meeting will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

I urge you to review carefully the proxy statement, which contains detailed descriptions of the proposals to be voted upon at the annual meeting.

Sincerely,

Michael C. Kearney

Chairman of the Supervisory Board

Den Helder, The Netherlands

December 11, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 15, 2019

The Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders, along with the Company’s Annual Report to Shareholders, is available free of charge at www.proxydocs.com/fi.

i

FRANK’S INTERNATIONAL N.V.

Mastenmakersweg 1, 1786 PB Den Helder

The Netherlands

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

December 11, 2018

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Management Board and the Supervisory Board of the Company for use at the Company’s special meeting. This proxy statement and the accompanying form of proxy are first being mailed to the Company’s shareholders of record as of December 18, 2018 on or about December 27, 2018.

QUESTIONS AND ANSWERS

Shareholders are urged to carefully read this proxy statement in its entirety. FOR COPIES OF THIS PROXY STATEMENT, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING OR NEED ASSISTANCE VOTING, PLEASE CONTACT OUR INVESTOR RELATIONS DEPARTMENT AT (713) 231-2463 OR BY EMAIL TO INVESTOR.INFO@FRANKSINTL.COM.

Q:	When and where is the special meeting?

A:	The special meeting will be held on January 15, 2019, at 2:00 p.m. CET, at J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands.

Q:	Who is soliciting my proxy?

A:	The Management Board and the Supervisory Board are sending you this proxy statement in connection with their solicitation of proxies for use at the Company’s special meeting.

Q:	Who is entitled to vote at the annual meeting?

A:

All shareholders who own shares of Common Stock as of the record date, December 18, 2018, are entitled to vote the shares of Common Stock that they hold as of that date. Each shareholder that attends the special meeting in person may be asked to present valid picture identification, such as a driver’s license or passport.

Each shareholder is entitled to one vote for each share of Common Stock owned by them on the record date, December 18, 2018, on all matters to be considered. On December 4, 2018, 224,289,902 shares of Common Stock were outstanding.

Q:	What vote is required to approve the proposals?

A:

The affirmative vote of a simple majority of the votes cast is required to elect the supervisory director nominee at the special meeting. Under Dutch law, there is no required quorum for shareholder action at a properly convened shareholder meeting.

A properly executed proxy (for a holder as of the record date of the special meeting) will be voted in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	“FOR” the increase of the number of supervisory directors from 8 to 9 members and the election of the supervisory director nominee named in this proxy statement.

Q:	How do I vote?

A:	You may vote by any of the following four methods:

•

Internet. Vote on the Internet at www.proxyvote.com. This web site also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Standard Time (“EST”) on January 14, 2019, or 5:59 a.m. CET on January 15, 2019.

•

Telephone. Vote by telephone by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. EST on January 14, 2019, or 5:59 a.m. CET on January 15, 2019.

•

Mail. Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If you mail in your proxy card, it must be received by the Company before the voting polls close at the special meeting.

•	In person. You may attend and vote at the special meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the special meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the special meeting if you later decide to attend in person. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction card provided by your broker or other nominee for specific instructions on methods of voting.

Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting using one of the methods above as soon as possible so that your shares of Common Stock will be represented at the special meeting if for any reason you are unable to attend in person.

Q:	What do I do if I want to change my vote after I have already voted by proxy?

A:	If you are a shareholder of record as of the record date, you may change or revoke your vote at any time before the voting polls close at the special meeting by:

•	voting at a later time by Internet or telephone until 11:59 p.m. EDT on January 14, 2019, or 5:59 a.m. CET on January 15, 2019;

•	delivering a later-dated, executed proxy card to the address indicated in the envelope accompanying the proxy card;

•	delivering a written notice of revocation of your proxy to the Company, Attention: Corporate Secretary at 10260 Westheimer Rd., Suite 700, Houston, Texas 77042; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of Common Stock held in street name and you have instructed your broker or other nominee to vote your Common Stock, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	If my shares of Common Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my Common Stock for me?

A:

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of the supervisory director nominee. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of the supervisory director nominee because they are not considered “votes cast.” If any other business properly comes before the special meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Management Board and the Supervisory Board know of no matters, other than those previously stated, to be presented for consideration at the special meeting.

Q:	Who covers the expense of the proxy solicitation?

A:

The expense of preparing, printing and mailing these proxy materials and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by employees of the Company, without additional remuneration, by mail, phone, fax or in person. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the Company’s Common Stock as of December 18, 2018 and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares of Common Stock by following the instructions on the proxy card will help to avoid additional expense.

Q:	Are dissenters’ rights available to holders of Common Stock?

A:

Subject to certain exceptions, Dutch law does not recognize the concept of dissenters’ rights. Accordingly, dissenters’ rights are not available to the holders of the Company’s Common Stock with respect to matters to be voted upon at the special meeting.

Q:	Who can I contact for further information?

A:	If you have questions or need assistance voting, please contact Investor Relations at (713) 231-2463 or investor.info@franksintl.com.

ITEM ONE—APPROVAL TO INCREASE THE NUMBER OF SUPERVISORY DIRECTORS FROM 8 TO 9 MEMBERS AND ELECTION OF SUPERVISORY DIRECTOR

The Management Board and the Supervisory Board propose to increase the number of supervisory directors from 8 to 9 members and have nominated Melanie Montague Trent for election to the Supervisory Board, with a term beginning on January 15, 2019 to serve until the Company’s 2019 annual meeting of shareholders or until her successor is elected and qualified or upon earlier of death, disability, resignation or removal. Biographical information for the nominee, as well as for the Company’s current executive officers, is contained in “Management.”

The Company’s diversity policy is part of its Corporate Governance Guidelines and Nominating and Governance Committee Charter, which are under continuous consideration and review by the Nominating and Governance Committee and the Supervisory Board. The most recent changes have been made during October 2018.

The Corporate Governance Guidelines confirm that an important component of the Supervisory Board and the Management Board is diversity. In addition, the Supervisory Board acknowledges that under Dutch law, to which the Company is subject, the Company should as much as possible take into account a balanced gender representation when making nominations for appointment and drawing up profiles, and that such balanced memberships of a board exists if at least 30% of the members are men and if at least 30% of the members are women. The Company has established through the Nominating and Governance Committee selection criteria that identify desirable skills and experience for prospective Supervisory Board and Management Board members. In considering diversity of both boards, the Nominating and Governance Committee will take into account various factors and perspectives, including differences of viewpoint, professional experience, education, skill and other individual qualities, such as gender, race, ethnicity and age, and the variety of attributes that contribute to the relevant board’s collective strength.

The Nominating and Governance Committee Charter states that the Nominating and Governance Committee will actively seek individuals qualified to become members of the Supervisory Board and Management Board for recommendation to the Supervisory Board. An important component of each board is diversity including not only background, skills, experience and expertise, but also gender, race and culture. In identifying the most qualified individuals as candidates for a board membership, the Committee will also seek to attain diversity in the composition of the Supervisory Board and the Management Board. Any search firms retained to assist the Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including women and minorities.

Although the proposed election will improve the Supervisory Board’s diversity, the Company will not yet have achieved all of the targets of its diversity policy. The Company believes that the composition of the Supervisory Board (following the proposed election) and Management Board, taking into account the knowledge and experience of the current members, is in the best interest of the Company and its businesses. In the future, however, we will continue to pursue a more diverse composition for the boards, although it is not possible to predict when we will be able to fully achieve all targets.

Neither the Management Board nor the Supervisory Board has any reason to believe that its nominee will be unable or unwilling to serve if elected. If the nominee becomes unable or unwilling to accept nomination or election, the number of members of the Company’s Supervisory Board will remain unchanged, until a meeting is called to appoint a substitute nominee that the Management Board and the Supervisory Board recommend.

With respect to the remuneration of Ms. Trent, reference is made to the relevant resolution on the remuneration of the members of the Supervisory Board, as adopted at the annual general meeting held on May 23, 2018. Such remuneration will apply for the period from her appointment until the 2019 annual general meeting.

The affirmative vote of a simple majority of the votes cast at the special meeting is required to approve the increase of the number of supervisory directors from 8 to 9 members and to elect the supervisory director nominee.

EACH OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCREASE OF THE NUMBER OF SUPERVISORY DIRECTORS FROM 8 TO 9 MEMBERS AND THE ELECTION OF THE SUPERVISORY DIRECTOR NOMINEE.

MANAGEMENT

Board Structure

The Company currently has a two-tier board structure, consisting of the Management Board and the Supervisory Board, each of which must consist of at least one member under the Company’s Articles of Association (the “Articles”). No person can serve on both the Management Board and the Supervisory Board. This structure is customary for Dutch companies.

Supervisory Board

Under Dutch law, the Supervisory Board’s duties include supervising and advising the Management Board in performing its management tasks. The Supervisory Board exercises oversight of management with the Company’s interests in mind. Assuming the shareholders elect the nominee as set forth in “Item 1—Approval to Increase the Number of Supervisory Director from 8 to 9 Members and Election of Supervisory Director,” the Company’s Supervisory Board will consist of nine members, three of whom are members of the Mosing family.

Management Board

The Management Board’s members are currently Burney J. Latiolais, Jr. and Kyle McClure. As managing directors, their duties include the management of the Company, consulting with the Supervisory Board on important matters and submitting certain important decisions to the Supervisory Board for its prior approval.

Supervisory Directors and Executive Officers

Officers of the Company have been appointed by the Management Board with approval from the Supervisory Board pursuant to Dutch law. Set forth below are the names and ages of the supervisory directors, the supervisory director nominee, as well as the names, ages and positions of the Company’s executive officers. All supervisory directors are elected for a term of one year or to serve until their successors are elected and qualified or upon earlier of death, disability, resignation or removal. All executive officers hold office until their successors are elected and qualified or upon earlier of death, disability, resignation or removal. If elected, the supervisory director nominee will serve until the 2019 annual meeting of shareholders or until her successor is elected and qualified or upon the earlier of her death, disability, resignation or removal.

Name	Age	Position
Michael C. Kearney	69	Chairman of the Supervisory Board, President and Chief Executive Officer
William B. Berry	66	Lead Supervisory Director
Robert W. Drummond	58	Supervisory Director
Michael E. McMahon	71	Supervisory Director
D. Keith Mosing	68	Supervisory Director
Kirkland D. Mosing	59	Supervisory Director
S. Brent Mosing	63	Supervisory Director
Alexander Vriesendorp	65	Supervisory Director
Steven Russell.	51	President, Tubular Running Services
Scott A. McCurdy	42	President, Blackhawk Specialty Tools
Nigel M. Lakey	60	President, Tubular and Drilling Technologies
Kyle McClure	43	Senior Vice President and Chief Financial Officer, Managing Director
John Symington	57	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Melanie M. Trent	54	Supervisory Director Nominee

Michael C. Kearney. Mr. Kearney currently serves as the Company’s Chairman, President and Chief Executive Officer, a position he has held since September 2017. Mr. Kearney has served as a member of the Supervisory Board since 2013 and has over 25 years of upstream energy executive and Board experience, principally in the oil services sector. Mr. Kearney was appointed to the Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 31, 2015, when he was named Chairman. In addition, he served on the Audit Committee from 2013 until 2017 and the Compensation Committee from 2014 until 2016. Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oil service company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September

2009 until June 2013, and had served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President—Administration of Hydril Company. In addition to his executive experience, Mr. Kearney’s oil service experience extends to serving on the Board of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and serving on the Board and Audit Committee of Fairmount Santrol from 2015 until its merger with Unimin Corporation in 2018. Mr. Kearney currently serves on the Board and Audit Committee of Ranger Energy Services, Inc., an independent provider of well service rigs and associated services, since 2018. Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston. Mr. Kearney was selected as a supervisory director because of his experience in the oil and gas industry and his experience serving on the board of directors of other companies.

William B. Berry. Mr. Berry was appointed to the Supervisory Board in January 2015. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; and Vice President of International Exploration and Production, New Ventures. He currently serves on the boards of directors of Continental Resources, Inc. since May 2014 and Oceaneering International, Inc. since August 2016. He served on the boards of directors of Teekay Corporation from June 2011 to December 2015, Willbros Group, Inc. from February 2008 to May 2014, Nexen Inc. from December 2008 to June 2013 and Access Midstream Partners, L.P. from June 2013 to June 2014. Mr. Berry holds a Bachelor of Science and Master of Science degree in petroleum engineering from Mississippi State University. Mr. Berry brings extensive domestic and international experience in the oil and gas exploration and production industry and management expertise to the Board. Mr. Berry also brings considerable director experience from his position as a director with several other companies involved in the energy industry. Mr. Berry was selected as a supervisory director because of his extensive industry, management and director expertise.

Robert W. Drummond. Mr. Drummond was appointed to the Supervisory Board in May 2017. He currently serves as Chief Executive Officer of Keane Group, Inc., a position he has held since August 2018. He also serves on the Board of Directors of Keane Group, Inc. since August 2018. Prior to serving in his current position, Mr. Drummond served as President and Chief Executive Officer of Key Energy Services, Inc. from March 2016 to May 2018, prior to which he was President and Chief Operating Officer since June 2015. He also served on the Board of Directors of Key Energy Services, Inc. from November 2015 until August 2018. Prior to joining Key, Mr. Drummond was previously employed for 31 years by Schlumberger Limited, where he served in multiple engineering, marketing, operations, and leadership positions throughout North America. His positions at Schlumberger included President of North America from January 2011 to June 2015; President of North America Offshore & Alaska from May 2010 to December 2010; Vice President and General Manager for the US Gulf of Mexico from May 2009 to May 2010; Vice President of Global Sales from July 2007 to April 2009; Vice President and General Manager for US Land from February 2004 to June 2007; Wireline Operations Manager from October 2003 to January 2004; Vice President and General Manager for Atlantic and Eastern Canada from July 2000 to September 2003; and Oilfield Services Sales Manager from January 1998 to June 2000. Mr. Drummond began his career in 1984 with Schlumberger. Mr. Drummond is a member of the Society of Petroleum Engineers and serves on the Advisory Board for the Petroleum Equipment Suppliers Association and the University of Alabama College of Engineering Board. Formerly, he served as a member of the Board of Directors of the National Ocean Industries Association; the Board of Directors for the Greater Houston Partnership and on the Board of Trustees for the Hibernia Platform Employees Organization – Newfoundland; and as an advisory board member for each of the University of Houston Global Energy Management Institute, the Texas Tech University Petroleum Engineers and Memorial University’s Oil and Gas Development Partnership. Mr. Drummond received his Bachelors of Science in Mineral/Petroleum Engineering from the University of Alabama in 1983. Mr. Drummond was selected as a supervisory director because of his extensive industry and management expertise.

Michael E. McMahon. Mr. McMahon was appointed to the Supervisory Board in May 2016. He is a founder and former partner of Pine Brook Partners LLC, a private equity firm, established in July 2006. Prior thereto, he served as Executive Director of Rhode Island Economic Development Corporation from January 2003 to July 2006. He was also a founder and partner of RockPort Capital Partners, a venture capital firm, from 2000 to 2003. Mr. McMahon has served on the board of directors of several public companies, including Bancorp Rhode Island, a publicly held banking and investments company, from 2006 until 2012 as well as serving on its Compensation Committee and Governance and Nominating Committee, Transocean Ltd., an offshore drilling company, from 2005 until 2007 as well as its Audit Committee, and Spinnaker Exploration Inc, an oil and gas exploration and production company, from 1999 to 2005 as well as serving as Chairman of its Audit Committee. He has also served on the board of directors for The Marine Drilling Companies Inc., an offshore drilling services company, TPC Corporation, a natural gas storage company, Numar Corporation, a company specializing in well logging technology used in oil and gas wells, and Triton Energy, an oil and gas exploration and production company. Mr. McMahon holds an A.B. in American Civilization from Brown University and was a member of the Program for Management Development (PMD 33) at Harvard Business School. Mr. McMahon was selected as a supervisory director because of his business acumen, capital market expertise and public company experience.

D. Keith Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. He currently serves as CEO and President of Western Airways, Inc., a private aviation charter company, as well as Mosing Properties and other related family real estate companies which engage in the sale, purchase and management of commercial real estate. He previously served as Executive Chairman of the Company from January 2015 until December 2015. He served as the Chairman of the Company’s Supervisory Board since the Company’s initial public offering in August 2013 until December 2015, and previously served as the Company’s Chief Executive Officer and President from July 2011 until January 2015. He began his career as an employee of Frank’s Casing Crew and Rental Tools, LLC (“FCC”) in 1965. Upon graduation from college and completion of military service he rejoined FCC in 1972, and in 1981 founded the Company’s international operations and formally organized the international business as a separate company named Frank’s International (a predecessor to the Company), with Mr. Mosing serving as Chairman, President and Chief Executive Officer. Mr. Mosing attended the University of Louisiana at Lafayette and Embry-Riddle Aeronautical University, where he graduated with a Bachelor of Science degree. Mr. Mosing is a member of the Society of Petroleum Engineers (SPE) and National Oil-Equipment Manufacturers and Delegate Society (NOMADS). Mr. Mosing was selected as a supervisory director because he is the founder of the Company’s international operations, a driving force behind the expansion of the Company’s U.S. operations and because of his extensive experience and familiarity with the Company’s business and customers. Mr. Mosing is the cousin of Kirkland D. Mosing and S. Brent Mosing.

Kirkland D. Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. Mr. Mosing served as a technical sales representative for FCC from 1986 until his retirement on June 2015. Mr. Mosing has a Doctor of Veterinary Medicine from Louisiana State University. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the cousin of D. Keith Mosing and S. Brent Mosing.

S. Brent Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. Mr. Mosing has served on the board of directors for FCC and Frank’s Tong Service, Inc. since 2000. Additionally, Mr. Mosing was a director of Shoreline Energy LLC, an independent exploration and production company, from May 2009 until November 2016. Mr. Mosing began his career with Frank’s full time in 1978 and has held various positions, including field sales, office sales, information technology and marketing. Mr. Mosing received his Bachelor of Science Degree in Economics from the University of Louisiana at Lafayette in 1978 and his Master of Business Administration from the Northwestern State University in 1993. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the cousin of D. Keith Mosing and Kirkland D. Mosing.

Alexander Vriesendorp. Mr. Vriesendorp was appointed to the Supervisory Board in May 2016. Mr. Vriesendorp has been a partner of Shamrock Partners B.V. since 1996, which serves as the manager for the Vreedenlust venture capital funds. From 1998 until 2001, Mr. Vriesendorp served as chief executive officer of RMI Holland B.V., a valve manufacturer, in The Netherlands. From 1991 until 1995, he served as chief executive officer of the Nienhuis Group, a manufacturer and worldwide distributor of Montessori materials with its head office in The Netherlands. From 2000 until 2012, Mr. Vriesendorp served as a member of the Supervisory Board of Core Laboratories N.V., a Dutch company providing proprietary and patented reservoir description, production enhancement and reservoir management services and products to the oil and gas industry. He was also a member of the supervisory board of SAS Gouda for 12 years. SAS originally founded in 1896 in Gouda, The Netherlands, specialized in designing and manufacturing reliable deck equipment for the offshore oil and gas market. Mr. Vriesendorp has also served on the supervisory boards of various privately-held European companies. Mr. Vriesendorp received a Master in Law degree from Leiden University in The Netherlands. Mr. Vriesendorp was selected as a supervisory director because of his broad international experience, his knowledge of Dutch corporate governance based on his legal background, and his general business knowledge regarding European companies.

Steven Russell. Mr. Russell currently serves as the President, Tubular Running Services, a position he has held since June 2018. Prior to serving in his current position, he served as the Company’s Senior Vice President, Human Resources from May 2017. Prior to joining the Company, Mr. Russell served as Vice President, Human Resources for Archer Ltd., a global oil services company, from 2011 until 2017. Previously, he served as Global Inventory Manager for Schlumberger Ltd. (NYSE: SLB), a global oilfield services company, and prior to that, Mr. Russell served in a variety of roles for Schlumberger Ltd. Mr. Russell has over 25 years of experience in the oilfield services industry, with an emphasis on strong line management in North America, Europe, Asia, and Russia. Mr. Russell received a Masters in Chemical Engineering from the Imperial College of Science & Technology in London, England.

Scott A. McCurdy. Mr. McCurdy currently serves as President of the Blackhawk Specialty Tools division of the Company, a position he has held since November 2016. He previously served as Chief Financial Officer of Blackhawk from June 2011 through November 2016. Prior to joining Blackhawk, Mr. McCurdy served as Senior Vice President and Chief Financial Officer of Geokinetics Inc. (NYSE AMEX: GOK), and Vice President of Finance and Chief Financial Officer for Grant Geophysical, Inc. He has over 17 years of oilfield experience, and began his career with a Big Five international public accounting firm focused on oilfield service clients. Mr. McCurdy earned a BBA in Accounting and a Master of Accountancy from Baylor University. He is a licensed CPA and a member of the Society for Professional Engineers.

Nigel M. Lakey. Mr. Lakey currently serves as the Company’s President, Tubular and Drilling Technologies, a position he has held since June 2018. Prior to joining the Company, he served as President and Chief Executive Officer of Reservoir Drilling Solutions, Inc. (“Reservoir Drilling Solutions”), a privately held drilling, completions and production technology business since founding Reservoir Drilling Solutions in October 2013 until June 2018. Additionally, Mr. Lakey currently serves as a Director and Chief Executive Officer of Fratex Incorporated, a privately held company active in the development and commercialization of intellectual property associated with drilling, completion and reservoir exploitation technology, a role he has held since June 2012, and as President and Chief Executive Officer of Condor Asset Management, LLC, a privately held company focused on the maximization of asset performance and hydrocarbon recovery through the application and implementation of novel reservoir access and management solutions, a role he has held since June 2012. Prior to the assumption of his current roles, Mr. Lakey served as Vice President, Exploration and Production for Turnkey E&P Corporation from 2009 to 2010 and Senior Vice President, Marketing & Business Development for Tesco Corporation from 1997 to 2009. Mr. Lakey has over 38 years of upstream sector experience, including his more than 10 years as an executive officer of a publicly traded global oilfield service and supply company. Mr. Lakey received his Bachelor of Science in Mechanical Engineering from the University of Alberta, and he is a Certified Petroleum Engineer.

Kyle McClure. Mr. McClure currently serves as the Company’s Senior Vice President and Chief Financial Officer, a position he has held since June 2017. Prior to serving in his current position, he served as the Company’s Senior Vice President of Finance and Treasurer since March 2015 with responsibility for global treasury, insurance, investor relations and financial planning and analysis. In August 2016, he assumed additional responsibilities for finance leadership of the Western Hemisphere business. In March 2017, he was appointed as the interim Chief Financial Officer in addition to his other duties. Prior to joining the Company, Mr. McClure served as Treasurer for Ascend Performance Materials, a specialty chemicals company, from January 2013 to March 2015, where he was responsible for capital funding, cash and liquidity management, insurance, credit and treasury operations and controls. Mr. McClure’s previous experience also includes serving as Director of Treasury and Investor Relations for Cooper Industries, an electrical products manufacturer, from December 2008 until its acquisition by Eaton Corp in December 2012. He also served in multiple financial roles of increasing leadership at Dell over a ten-year period, including treasury, corporate planning, operations, and sales finance support. In addition, he worked in public accounting for Arthur Andersen. Mr. McClure holds a Bachelor of Arts degree in Economics from The University of Texas at Austin and a Master of Business Administration from Baylor University. Mr. McClure was selected as a managing director because of his experience and familiarity with the Company’s business.

John Symington. Mr. Symington currently serves as the Company’s Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, a position he has held since June 2018. Prior to joining the Company, Mr. Symington was engaged in private law practice as Of Counsel to the firm of Selman, Munson & Lerner, PC, in Houston, Texas from June 2015 through June 2018. Mr. Symington previously served in several positions within the legal department of Seadrill Limited, an offshore drilling contractor, from September 2008 through May 2015, including serving as general counsel for Seadrill Management Limited from April 2013 through May 2015. While serving as general counsel for Seadrill, he was also the chief legal officer for its publicly traded affiliates Seadrill Partners, North Atlantic Drilling, and Sevan Drilling. Prior to joining Seadrill, Mr. Symington worked in private legal practice and various in-house legal positions including serving as General Counsel of Enventure Global Technology, a provider of expandable oilfield well casing from September 2003 through September 2007, and various positions within the legal department of Schlumberger Limited, a diversified oilfield services provider, from March 1990 through December 2000. Mr. Symington’s experience includes assignments abroad in the United Kingdom, Venezuela and Brazil, and he is fluent in Spanish and Portuguese. Mr. Symington holds a Juris Doctor degree from the University of Texas School of Law and a Bachelor of Arts from Duke University.

Melanie M. Trent. Ms. Trent served in various legal, administrative and compliance capacities for Rowan Companies plc (NYSE: RDC), a global offshore drilling contractor active in the Middle East, United Kingdom, Norway, Gulf of Mexico and Trinidad, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, as Vice President and Corporate Secretary from 2010 until 2011, and in various other legal and compliance roles from 2005 to 2010. Prior to her tenure at Rowan Companies plc, Ms. Trent was an independent contractor from 2004 to 2005, and served in various legal, administrative and investor relations capacities for Reliant Energy Incorporated (and its predecessor Houston Industries), a commercial and residential electric utility business, from 1998 until 2003 and in various legal capacities for Compaq Computer Corporation from 1996 until 1998 prior to its acquisition by Hewlett-Packard in 2013. Prior to these positions, Ms. Trent was an associate at Andrews Kurth LLP practicing corporate and securities law from 1991 until 1996. Ms. Trent currently serves as a director of Diamondback Energy, Inc, an independent oil and natural gas company (NASDAQ: FANG) focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas, since April 2018, as well as on its Audit, Compensation and Nominating Committees. She also currently serves as a director of Arcosa, Inc. (NYSE: ACA), a provider of infrastructure-related products and solutions, with leading positions in construction, energy and transportation markets, since November 2018, as well as on its Audit and Corporate Governance and Directors Nominating Committees. Ms. Trent holds a Bachelor’s degree from Middlebury College and holds a Juris Doctorate degree from Georgetown University Law Center. We believe that Ms. Trent’s strong legal and executive management experience, diverse background and knowledge of oil and gas and energy industries qualify her to serve as a supervisory director.

Status as a Controlled Company

On November 20, 2018, the Company was notified that the Voting Agreement, dated July 22, 2013, by and among Ginsoma Family C.V., FWW B.V., Mosing Holdings, LLC and the other parties thereto had been terminated effective November 20, 2018. Due to this termination, the Company will no longer be treated as a “controlled company” under Section 303A of the NYSE Listed Company Manual. As a result, the Company will no longer be exempted from certain NYSE corporate governance requirements, including: (1) the requirement that a majority of its board of directors consist of independent directors; (2) the requirement that it have a Nominating and Governance Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) the requirement that it have a Compensation Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Notwithstanding the Company’s previous status as a controlled company, the Company has voluntarily maintained a Compensation Committee and a Nominating and Governance Committee composed entirely of independent directors. The Company notes that, upon the election of Ms. Trent, a majority of the Company’s board of supervisory directors will consist of independent directors.

Committees of the Supervisory Board

The Company’s Supervisory Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the three committees have the composition and responsibilities described below. The Company may decide in the future to create additional committees. For a description of the two-tier board structure, please see “Management—Board Structure” section above.

Audit Committee

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Company’s Supervisory Board, including: the selection of the Company’s independent accountants, the scope of the Company’s annual audits, fees to be paid to the independent accountants, the performance of the Company’s independent accountants and the Company’s accounting practices. In addition, the Audit Committee oversees the Company’s compliance programs relating to legal and regulatory requirements. The Company has adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE market standards, which is available at www.franksinternational.com.

Mr. Drummond, Mr. McMahon, and Mr. Vriesendorp are the current members of the Audit Committee and Mr. McMahon is the Chairman of the Audit Committee. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in Regulation S-K Item 407(d)(5)(ii) and (iii). The Supervisory Board has determined that Mr. McMahon is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

If elected to the Supervisory Board, Ms. Trent will replace Mr. Drummond on the Audit Committee. The Company has determined that each of Messrs. Drummond, McMahon, Trent and Vriesendorp are financially literate as defined by the rules and regulations of the SEC.

Compensation Committee

The Company’s Compensation Committee was formed in August 2014 and currently consists of Mr. Berry, Mr. Drummond and Mr. Vriesendorp, with Mr. Drummond serving as the Chairman.

The Compensation Committee oversees, reviews, acts on and reports on various compensation matters to the Company’s Supervisory Board, including: the compensation of the Company’s executive officers, supervisory directors and management directors; the Compensation Discussion and Analysis included in the Company’s proxy statement or Annual Report on Form 10-K and the Compensation Committee Report; compensation matters required by Dutch Law; and the discharge of the Supervisory Board’s responsibilities relating to compensation of the Company’s executive officers, supervisory directors and managing directors. The Company has adopted a compensation committee charter defining the committee’s primary duties, which is available at www.franksinternational.com.

The Compensation Committee is delegated all authority of the Supervisory Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees or to its Chairman when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include other supervisory directors, members of the Company’s management, consultants or advisors, and such other persons as the Compensation Committee believes to be necessary or appropriate. Further, Meridian Consultants, LLC has been engaged to provide advice and recommendations regarding compensation.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee was formed in May 2016 and currently consists of Mr. Berry, Mr. McMahon and Mr. Vriesendorp, with Mr. Berry serving as the Chairman.

The Nominating and Governance Committee oversees, reviews, acts on and reports on various corporate governance matters to the Company’s Supervisory Board, including selection of director nominees; composition of the Supervisory Board and its committees; compliance with corporate governance guidelines; annual performance evaluations of the Supervisory Board and its committees; and succession planning for the Chief Executive Officer. The Company has adopted a nominating and governance committee charter defining the committee’s primary duties, which is available at www.franksinternational.com.

The Nominating and Governance Committee is delegated all authority of the Supervisory Board as may be required or advisable to fulfill the purposes of the Nominating and Governance Committee. The Nominating and Governance Committee may form and delegate some or all of its authority to subcommittees or to its Chairman when it deems appropriate. Meetings may, at the discretion of the Nominating and Governance Committee, include other supervisory directors, members of the Company’s management, consultants or advisors, and such other persons as the Nominating and Governance Committee believes to be necessary or appropriate.

Director Independence

Rather than adopting categorical standards, the Supervisory Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Supervisory Board has affirmatively determined each of Messrs. Berry, Drummond, McMahon, Vriesendorp and Ms. Trent have no material relationships with the Company and are independent as defined by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and by the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code.

Board and Committee Meetings

The Supervisory Board held nine meetings, the Audit Committee of the Supervisory Board held six meetings, the Compensation Committee of the Supervisory Board held three meetings and the Nominating and Governance Committee held six meetings during 2017. The Management Board held one formal meeting in 2017, in Amsterdam, The Netherlands, after the Company’s 2017 annual general meeting, but meets weekly on an informal basis to coordinate the management of the business of the Company. During 2017, each of the Company’s supervisory directors attended at least 75% of the Supervisory Board meetings and the meetings of the committees on which that director served. The Company’s directors are encouraged to attend the annual meeting of shareholders either in person or telephonically. Each of the Company’s supervisory directors at the time attended the 2017 annual meeting of stockholders either in person or through electronic conferencing and were available to answer questions.

Selection of Supervisory Director Nominees and Shareholder Participation

Pursuant to the Company’s Articles, supervisory directors are appointed by the shareholders voting at a general meeting. The number of members of the Company’s Supervisory Board is determined from time to time at a general meeting upon a proposal by the Supervisory Board, but will not be greater than nine. Pursuant to the Company’s Articles, the Mosing Family (as defined in the Articles) has the right to make a binding recommendation of one director for nomination to the Supervisory Board for each 10% of the outstanding Common Stock, they collectively beneficially own, up to a maximum of five directors.

The general meeting is free to appoint the remaining supervisory directors, as well as any supervisory director for which the Mosing Family does not exercise its recommendation right within three months of a position becoming vacant. A recommendation submitted on time by the Mosing Family is binding. However, the general meeting may disregard the recommendation by the Mosing Family if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

In evaluating supervisory director candidates, the Company assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Supervisory Board’s ability to oversee and direct the Company’s affairs and business, including, when applicable, to enhance the ability of committees of the Supervisory Board to fulfill their duties and the quality of the Supervisory Board’s deliberations and decisions. In evaluating supervisory directors, the Company considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity.

In order to assist the Supervisory Board in the supervisory director selection process as well as in the selection of Supervisory Board committee composition, the Nominating and Governance Committee has developed a written matrix of the ideal characteristics and competencies of a public company board of directors, including the best practice compositions for members of an audit committee, compensation committee and nominating and governance committee. Criteria includes (i) senior leadership experience, (ii) business development/mergers and acquisition experience, (iii) financial expertise and financial literacy, (iv) public board experience, (v) the number of public boards on which the individual is currently serving, (vi) diversity, (vii) global experience, (viii) industry experience, (ix) operational/manufacturing experience, (x) information technology experience, (xi) brand marketing experience, (xii) independence, (xiii) drilling/service company experience, (xiv) controlled company experience, (xv) strategy and vision development, (xvi) collegiality and respectfulness with regards to the ideas of others, and (xvii) emergency CEO capability.

The Company will consider director candidates recommended by shareholders on the same basis as candidates recommended by the Supervisory Board and other sources. For a description of the procedures and qualifications required to submit shareholder proposals, including for nominating directors, please see “Shareholder Proposals.” Other than as described above, the Company does not have a policy regarding consideration of director candidates submitted by shareholders.

Communications with Directors of the Company

The Supervisory Board welcomes questions or comments about the Company and its operations. Interested parties who wish to communicate with the Supervisory Board, the non-employee or independent directors, or any individual director, may write to Frank’s International N.V., c/o U.S. Headquarters, Attention: Corporate Secretary—10260 Westheimer Rd., Suite 700, Houston, Texas 77042, Attention: Corporate Secretary. If requested, any questions or comments will be kept confidential to the extent reasonably possible. Depending on the subject matter, the Corporate Secretary, will:

•	forward the communication to the director or directors to whom it is addressed;

•	refer the inquiry to the appropriate corporate department if it is a matter that does not appear to require direct attention by the Supervisory Board or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Supervisory Board. No member of the Company’s Supervisory Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

In August 2014, the Supervisory Board established a Compensation Committee, consisting of Messrs. Erikson, Luquette and Kearney. Mr. Berry replaced Mr. Luquette on the Compensation Committee in connection with Mr. Luquette’s appointment as President and Chief Executive Officer in January 2015. In May 2016, Mr. Vriesendorp replaced Mr. Kearney. Upon Mr. Erikson’s retirement from the Supervisory Board in May 2017, Mr. Drummond became a member of the Compensation Committee. We expect that the Compensation Committee will continue to handle compensation matters for the fiscal year ending December 31, 2019.

Risk Oversight

The Supervisory Board is actively involved in oversight of risks that could affect the Company. This oversight function is conducted primarily through the Audit Committee, but the full Supervisory Board retains responsibility for general oversight of risks. The Audit Committee is charged with oversight of the Company’s system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Company’s Supervisory Board will continue to satisfy its oversight responsibility through full reports from the Audit Committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. In addition, the Company has internal audit systems in place to monitor adherence to policies and procedures and to support the Company’s internal audit function. The Company has an established practice of conducting enterprise risk assessments and fraud risk assessments on a recurring basis, the results of which are reviewed by the Supervisory Board.

Executive Sessions of the Supervisory Board

The non-management supervisory directors have regularly scheduled meetings in executive session. In the event the non-management supervisory directors include supervisory directors who are not independent under the listing requirements of the NYSE, then at least once a year, there will be an executive session including only independent supervisory directors. Mr. Kearney has presided at these meetings since May 14, 2014 when he was appointed as “Lead Supervisory Director”, the supervisory director who presides at these meetings. On January 1, 2016, Mr. Kearney assumed the position of non-Executive Chairman of the Supervisory Board. As Lead Supervisory Director, then non-Executive Chairman, he was responsible for preparing an agenda for the meetings of the independent supervisory directors and conducting these meetings in executive session. As a result of Mr. Kearney’s appointment as the Company’s President and Chief Executive Officer, Mr. Berry became Lead Supervisory Director effective September 26, 2017.

Board Leadership Structure

Currently, Michael C. Kearney serves as both the Company’s Chief Executive Officer and Chairman of the Supervisory Board. While the Supervisory Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Supervisory Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Supervisory Board to effectively carry out the role of Chairman.

The Supervisory Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Supervisory Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company.

Annual Performance Evaluation of the Supervisory Board and its Committees

The Supervisory Board conducts an annual self-evaluation to determine whether it is functioning effectively. The self-evaluation process is overseen by the Supervisory Board. As part of this process, the Lead Supervisory Director will receive comments from each supervisory director in response to a distributed questionnaire and will determine whether the Supervisory Board should discuss the findings.

The Supervisory Board’s committees also conduct an annual self-evaluation to determine whether the committees are functioning effectively. The self-evaluation process is overseen by the Supervisory Board. As part of this process, the Chairman of each committee will receive comments from each of the committee members in response to a distributed questionnaire and will determine whether the applicable committee or the Supervisory Board should discuss the findings.

Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers

The Company’s Supervisory Board has adopted a Financial Code of Ethics for its Chief Executive Officer, Chief Financial Officer and all other financial and accounting officers. Any change to, or waiver from, the Financial Code of Ethics will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of the Company’s Financial Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers is available on the Company’s website at www.franksinternational.com.

Code of Business Conduct and Ethics

The Company’s Supervisory Board has adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, supervisory directors, managing directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any change to, or waiver from, this Code of Business Conduct and Ethics may be made only by the Company’s Supervisory Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.franksinternational.com.

Corporate Governance Guidelines

The Company’s Supervisory Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.franksinternational.com.

COMPENSATION COMMITTEE REPORT

The Supervisory Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Supervisory Board recommended that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee

Robert W. Drummond (Chairman)

William B. Berry

Alexander Vriesendorp

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) provides information regarding the executive compensation program for (a) all individuals serving as the Company’s principal executive officer for the last completed year, (b) for all individuals serving as the Company’s principal financial officer for the last completed fiscal year, (c) the two other highest compensated executive officers at the end of such year (our only two other executive officers at the end of such year), and (d) one other individual who served as an executive officer during the last completed fiscal year who would have been among our three highest compensated executive officers (other than the principal executive officer and the principal financial officer) for 2017 had he still been serving as executive officers at the end of the last completed fiscal year (collectively, the “Named Executive Officers”) and is intended to provide perspective regarding the Company’s executive compensation program, including the philosophy, objectives, compensation processes, and key components of compensation.

The following individuals were Named Executive Officers as of December 31, 2017:

•	Michael C. Kearney, Chairman, President and Chief Executive Officer (“CEO”) beginning September 26, 2017;

•	Douglas Stephens, President and CEO through September 26, 2017;

•	Kyle McClure, Senior Vice President and Chief Financial Officer (“CFO”) beginning March 2, 2017;

•	Jeffrey J. Bird, Executive Vice President and CFO through March 1, 2017;

•	Burney J. Latiolais, Jr., Executive Vice President, Global Operations;

•	Alejandro (Alex) Cestero, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer; and

•	Daniel A. Allinger, Senior Vice President, Global Human Resources through January 27, 2017.

In 2017, several of our executive officers transitioned from their roles with the Company. Mr. Stephens stepped down from his role as our CEO and supervisory director effective at 5:00 pm CST on September 26, 2017, and Mr. Kearney became our President and CEO immediately thereafter. Mr. Bird stepped down from his role as our CFO effective March 1, 2017. Mr. McClure became our interim CFO at such time, and was appointed by the Board as Senior Vice President and CFO of the Company effective June 5, 2017. Additionally, effective January 27, 2017, Mr. Allinger terminated employment with the Company.

On February 19, 2018, Mr. Latiolais became President, Tubular Running Services, but was succeeded in this position by Steven Russell effective June 13, 2018. For purposes of this CD&A, Mr. Latiolais’ former title of Executive Vice President, Global Operations is used. Mr. Cestero departed the Company effective September 30, 2018, and Mr. Latiolais, who is currently an Executive Advisor to our CEO, is expected to depart the Company on December 31, 2018. Since these actions took place in 2018, they are not reflected in the tables below, but they may affect which individuals are considered to be named executive officers in future years.

Although this CD&A focuses on the Company’s executive compensation program during the last fiscal year, it also describes compensation actions taken before or after the 2017 fiscal year to the extent such discussion enhances the understanding of the Company’s executive compensation disclosure.

Overview of Executive Compensation and our Compensation Process

The Compensation Committee has responsibility to, among other things, establish and oversee the compensation arrangements described below. Throughout 2017, the Compensation Committee had primary responsibility over our executive compensation program, including the decisions regarding the various levels and forms of compensation for each of the Named Executive Officers. Factors considered in making this determination included overall market conditions, the goal of remaining competitive in the marketplace and incentivizing performance, and the particular Named Executive Officer’s role in contributing to the Company’s results.

We held our last advisory say-on-pay and say-on-frequency votes regarding executive compensation at our 2016 Annual Meeting. At that meeting, more than 99% of the votes cast by our shareholders approved the compensation paid to our named executive officers as described in the CD&A and the other related compensation tables and disclosures contained in our Proxy Statement filed with the SEC on March 30, 2016. The Company’s Supervisory Board and the Compensation Committee reviewed the results of this vote and concluded that this level of approval reflects strong shareholder support of our compensation strategy and programs. Nevertheless, the Compensation Committee implemented certain changes in 2016 to strengthen our pay-for-performance program and to better align our compensation practices with shareholder value. We did not make any significant changes to our compensation program for our executive officers in 2017. In accordance with the say-on-frequency preference expressed by our shareholders to conduct an advisory vote on executive compensation every three years, the next advisory vote will occur as part of the 2019 Annual Meeting.

The main components of our executive compensation program for 2017 consisted of the following items, which are described in greater detail in the sections below:

•	base salary;

•	annual cash incentive awards;

•	deferred compensation and equity-based long-term incentive compensation (comprised of both time-based vesting equity awards and performance-based equity awards); and

•	severance benefits for certain terminations of employment.

In 2017, none of our Named Executive Officers was subject to a traditional employment agreement providing for guaranteed compensation amounts or severance protection for terminations of employment. However, Mr. Kearney, our Chief Executive Officer, is party to an Offer Letter that provides for an initial level of annual base salary, target bonus opportunities, equity based incentive awards, and certain termination benefits upon a qualifying termination of employment. Mr. McClure, our Chief Financial Officer, is party to an Offer Letter that provides for certain levels of annual base salary, target bonus opportunities, and equity based incentive awards. Mr. Latiolais is a party to a confidentiality and restrictive covenant agreement that provides for certain severance benefits. Our Executive Change-in-Control Severance Plan (the “CIC Severance Plan”) also provides severance protection in connection with certain qualifying terminations following a change in control for our Named Executive Officers who participate in this plan. See “—Potential Payments upon Termination or a Change in Control,” for a more detailed discussion of all of our arrangements providing for payments upon a termination or change in control.

In order to facilitate alignment of our executives’ interests with those of our shareholders, the Compensation Committee maintains stock ownership guidelines for our executive officers and members of the Supervisory Board, which require our executive officers and directors to maintain certain minimum levels of stock ownership in the Company (ranging from 2-5 times the individual’s annual base salary or annual base cash retainer, as applicable), to be achieved within five years of the individual’s appointment to the applicable position covered by the guidelines.

Program Highlights for 2017

In 2017, the Compensation Committee continued to work with its compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to assist the Company in ensuring that (i) total executive compensation is within the market range compared to the executive compensation among the Company’s peer group, and (ii) overall compensation aligns the executives’ interests with those of the Company’s stockholders by tying a meaningful portion of each executive’s cash and equity to the achievement of performance targets and by including both time-based and performance-based vesting requirements in the long-term equity incentive compensation awards. Consistent with the above, the Company continues to maintain executive compensation programs that reflect positive corporate governance features, including:

•	A large portion of total compensation is provided under variable, at-risk performance-based elements to align pay and performance;

•	Multiple performance metrics are utilized across our short- and long-term incentive plans;

•	Maximum payout is limited under our short- and long-term incentive plans;

•	We maintain stock ownership guidelines for officers and non-employee directors;

•	Anti-hedging and anti-pledging policies are included in our Insider Trading Policy;

•	The Compensation Committee engages an independent outside consultant to help the Committee evaluate and monitor our compensation program;

•

We utilize reasonable post-employment and change-in-control provisions that do not allow single-trigger change-in-control payments or excise tax gross-ups, and we do not maintain employment agreements or other agreements providing our executive officers with a contractual right to cash severance following a termination of employment that occurs without a change in control (other than with respect to individual agreements with Messrs. Kearney and Latiolais described below); and

•

We have clawback provisions in key agreements, such as our RSU award agreements and the CIC Severance Plan, and beginning in 2018, our Named Executive Officers also became subject to a Recoupment Policy that applies to all incentive compensation paid to our NEOs.

Objectives of the Compensation Program

The Company is focused on establishing an executive compensation program that is intended to attract, motivate, and retain key executives and to reward executives for creating and increasing the value of the Company. These objectives are taken into consideration when creating the Company’s compensation arrangements, when setting each element of compensation under those programs, and when determining the proper mix of the various compensation elements for each of the Named Executive Officers. We annually reevaluate whether our compensation programs and the levels of pay awarded under each element of compensation achieve these objectives.

To ensure the Company continues to meet its compensation objectives as a public company, we have been working with Meridian and using market data to develop an understanding of the current compensation practices among peers and to ensure that our executive compensation program will be benchmarked against peers within the industry. In furtherance of this goal, the Compensation Committee determined, based on data provided by Meridian, to make certain changes to the peer group used for purposes of evaluating our compensation practices for 2017. Accordingly, a peer group consisting of the following 15 companies was used for purposes of establishing our executive compensation program for 2017:

•	Core Laboratories N.V.;

•	Dril-Quip, Inc.;

•	Forum Energy Technologies, Inc.;

•	Helix Energy Solutions Group, Inc.;

•	Hornbeck Offshore Services, Inc.;

•	Matrix Service Co.;

•	McDermott International, Inc.;

•	Newpark Resources, Inc.;

•	Oceaneering International, Inc.;

•	Oil States International, Inc.;

•	RPC, Inc.;

•	SEACOR Holdings Inc.;

•	Tesco Corporation*; and

•	Tetra Technologies, Inc.

*Note that Tesco Corporation is being removed from our peer group with respect to the 2018 year due to the company’s acquisition in December 2017.

Meridian worked with our Compensation Committee to select this group of publicly traded companies from the same or similar industries and within a certain range of our annual revenue to serve as the Company’s peer group for purposes of obtaining data regarding the compensation practices of peers. The Compensation Committee evaluates this peer group from time to time. This peer group was also used under the performance-based restricted stock unit awards that the Company granted in February 2017 for purposes of determining the Company’s total shareholder return performance relative to its peers. In order to ensure that the Company’s total compensation program is competitive with its peers, the Compensation Committee approved the specific allocation of each Named Executive Officer’s total targeted compensation for 2017 among the various compensation elements.

Components of the Company’s Executive Compensation Program

For 2017, in addition to fixed annual base salaries, the Named Executive Officers received annual cash incentive opportunities, which were awarded pursuant to specific formulas based on Company performance measures, subject to discretionary adjustment for certain executives based on individual performance. In addition, each of the Named Executive Officers was eligible to receive equity based awards under our long-term incentive plan. The Company believes this mix of compensation aligns its executives’ compensation with the Company’s short-term and long-term goals, as well as with the interests of the Company’s stockholders.

The Company offers change-in-control severance protection through its CIC Severance Plan. In light of this arrangement, none of the Named Executive Officers are a party to a traditional employment agreement. However, Mr. Kearney, who does not participate in the CIC Severance Program, is subject to an Offer Letter that provides for accelerated vesting of equity awards upon certain qualifying terminations as well as termination benefits upon certain qualifying terminations following a change in control.

Below is a description of each of the principal elements of the Company’s compensation programs in effect as of the close of our most recent fiscal year and the Company’s view on these elements. The Company recognizes that in connection with the review the Supervisory Board or Compensation Committee is undertaking with Meridian, the goals themselves and the methods of implementing those goals may change in the future.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation for each year for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. Base salaries are generally reviewed by the Compensation Committee on an annual basis for each Named Executive Officer based on market and peer group data provided by Meridian, the Company’s performance, cost-of-living adjustments, and the individual’s performance, experience, and responsibilities. Base salaries are also re-evaluated at the time of any promotion or significant change in job responsibilities. Based on the Compensation Committee’s evaluation of current industry conditions, market data provided by Meridian, and the company’s compensation philosophy and goals, no material changes in base salary were implemented in 2017 other than in connection with position changes, and the following base salaries from 2016 remained in place at the beginning of 2017:

•	$650,000 for Mr. Stephens;

•	$400,000 for Mr. Bird;

•	$260,000 for Mr. McClure;

•	$400,000 for Mr. Latiolais;

•	$425,000 for Mr. Cestero; and

•	$275,000 for Mr. Allinger.

When Mr. Kearney was hired as our new CEO in September 2017 and pursuant to his Offer Letter, his initial base salary was set at $750,000, subject to periodic review by the Supervisory Board or a committee thereof, which review is expected to occur annually or more frequently from time to time in the discretion of the Supervisory Board or the Compensation Committee.

In connection with Mr. McClure’s accepting the position of interim Chief Financial Officer, he received a salary conversion payment of $40,000 for the period beginning on March 2, 2017 and ending on August 31, 2017, which was paid in installments in accordance with the Company’s regular payroll practices. Subsequently, in connection with Mr. McClure’s promotion to the role of Senior Vice President and Chief Financial Officer in June 2017, and pursuant to his Offer Letter, his annual base salary was increased to $350,000, effective September 1, 2017.

In the future, the Company expects the Compensation Committee will continue to review base salaries on an annual basis to determine if the Company’s financial and operating performance, as well as the executive officer’s personal performance, the cost of living factor, market conditions, and any other factors that the Compensation Committee deems appropriate to consider, support any adjustment to the executive officer’s base salary. The amounts set forth in the Summary Compensation Table below do not reflect the annual rate of salary that is “set” for the year, but what is considered “earned” for that year; thus they may differ slightly from these amounts due to normal payroll practices.

Annual Cash Incentives

Our annual incentive program in 2017 was designed to provide management, including our Named Executive Officers with an annual incentive opportunity that was tied to certain metrics measuring the Company’s performance (including an emphasis on the importance of safety in measuring such performance) while remaining competitive with our peers.

The annual incentive program is a short-term cash incentive program, which has a one-year performance period and is intended to reward management, including executives for Company and individual performance. All executives are required to complete compliance training to be eligible for annual cash incentives. In 2017, the Compensation Committee continued to evaluate and oversee the annual incentive program for our Named Executive Officers, in consultation with Meridian. Based on this evaluation and similar to the annual incentive program for 2016, the annual incentive program for 2017 provided for a target incentive opportunity expressed as a percentage of each executive officer’s salary, depending on the Company’s achievement of three corporate-wide quantitative and formulaic performance goals, with each metric being weighted as follows in determining the potential payout for each Named Executive Officer:

(1) Free Cash Flow (weighted 50%);

(2) Revenue performance goals (weighted 35%); and

(3) Safety goals (Total Recordable Incident Rate) (weighted 15%).

These guidelines were approved to ensure that our goals and targets continue to ultimately reflect our true performance. Payouts based on the achievement of these goals could be modified up to 20% in a positive or negative direction based on individual performance.

If the Company achieved the target performance metrics for 2017, the cash incentive awards for the Named Executive Officers were expected to be paid at target levels, with no payout unless the threshold level of at least 75% of the target metrics was achieved. In order to create additional incentive for exceptional Company performance based on the metrics described above, annual incentive awards for 2017 for our Named Executive Officers could be paid at up to two times the target payout if maximum performance metrics were met, but it is not expected that payment at this level will occur in most years.

For 2017, the target award for each of these Named Executive Officers was set at a percentage of the annual rate of base salary in effect at the end of 2017 (other than with respect to Mr. McClure, whose target percentage was set based on his base salary as in effect on the date of his Offer Letter), as follows:

Name	Target Annual Incentive Award (% of Annual Base Salary)	Target Annual Incentive Award ($)
Michael C. Kearney	100%	750,000
Douglas Stephens	100%	650,000
Kyle McClure	100%	350,000
Jeffrey J. Bird	87.5%	350,000
Burney J. Latiolais, Jr.	100%	400,000
Alejandro Cestero	75%	318,750
Daniel A. Allinger	50%	137,500

At the discretion of the Compensation Committee, payouts under these awards could range from 0x to 2x the target percentage identified in the table above, depending on performance relative to the specified performance metrics, as follows:

Level	Performance	Payout Opportunity
Below Threshold	Below 75% of Target Goals	0%
Threshold	75% of Target Goals	50% of Target %
Target	98% to 102% of Target Goals	100% of Target %
Maximum	125% of Target Goals	200% of Target %

For performance achievement between threshold, target, and maximum levels, payouts are interpolated on a sliding scale between levels. The actual results we attained with respect to the performance metrics established for 2017 were above our target goals, resulting in our performance at 110% of target levels in the aggregate. However, the Compensation Committee exercised its discretion to lower the amount of the payout actually provided to certain Named Executive Officers. Mr. Kearney’s bonus was pro-rated to reflect the portion of the year during which he was employed as our CEO, and Mr. McClure’s bonus was pro-rated based on the various positions he held with us during the 2017 year. Messrs. Stephens and Allinger each received a payment in connection with their terminations of employment that was based on the target bonus amounts provided above as part of their negotiated severance packages, but the amounts were not paid pursuant to our annual incentive plan. Due to Mr. Bird’s resignation in 2017, he was not eligible to receive a bonus for the 2017 year.

Long-Term Incentives

Long-Term Incentive Plan (the “LTIP”)

We believe a formal long-term equity-based incentive program is important and consistent with the compensation programs of the companies in our peer group. We maintain the LTIP, which is an omnibus long-term incentive plan that provides for the grant to our Named Executive Officers and other eligible employees of a variety of awards, such as stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, bonus stock, cash awards, substitute awards, and other stock-based awards, any of which may be designed as performance awards or made subject to other conditions. In connection with our initial public offering, our shareholders approved the reservation of 20,000,000 shares for issuance pursuant to awards granted under the LTIP. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;

•	aligns our executives’ interests with the long-term interests of our stockholders;

•	rewards long-term performance relative to industry peers;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the committee determines appropriate in its sole discretion. To date, our long-term equity-based incentive compensation has consisted of grants of restricted stock unit (“RSU”) awards; however, our Compensation Committee may determine in the future that different and/or additional award types are appropriate. An RSU is a notional share of the Company’s common stock that entitles the grantee to receive a share of common stock upon the vesting of the RSU or, in the discretion of the plan administrator, the cash equivalent to the value of a share of the Company’s common stock. We believe RSUs effectively align our executive officers with the interests of our stockholders on a long-term basis and have retentive attributes.

Mr. Latiolais was granted RSUs in connection with our initial public offering, which vested in 2017. In February of 2015, we began our practice of making annual grants of RSUs to our Named Executive Officers that generally provide for ratable vesting over a period of three years.

In 2016, the Compensation Committee implemented changes in the long-term incentive program for the Company’s Executive Leadership Team. Starting in 2016, 50% of the annual RSU awards granted to Messrs. Bird, Cestero, and Allinger were provided in the form of performance-based RSUs (“PRSUs”), while the remaining 50% of annual RSUs (as well as 100% of the RSUs granted to Mr. Latiolais) continued to be provided in the form of time-based RSUs. The 2016 PRSUs vest at the end of a three-year performance period, subject to both the awardholder’s continuous employment and the company’s total shareholder return (“TSR”) performance as compared to the TSR performance of its peer group, with payout determined as follows (payout percentage is applied to the target level, which is the target number of PRSUs denominated in the award):

Level	TSR Percentile Rank vs. Peer Group	Payout Percentage
Maximum	75th Percentile and above	150% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%

In 2017, we continued our practice of granting awards consisting of 50% performance-based RSUs and 50% time-based RSUs to each of our Named Executive Officers. The 2017 RSUs provide for ratable vesting over a period of three years. The 2017 PRSUs vest at the end of a three-year performance period, subject to both the awardholder’s continuous employment and the company’s relative TSR performance, with payout determined in the same manner as for the 2016 PRSUs (see the table above).

Special Off-Cycle and/or Retention Awards

In addition to the RSUs and PRSUs described above, our new Named Executive Officers have typically received one-time grants of time-based RSUs in connection with their appointments as executive officers of the Company. On June 9, 2017, in connection with his appointment as our Chief Financial Officer, Mr. McClure received a grant of 14,342 RSUs (vesting in three annual installments on each annual anniversary of June 5, 2017) and 14,342 PRSUs that vest on February 20, 2020, subject to the same achievement of relative TSR performance as the awards to our other Named Executive Officers. On August 3, 2017, each of Messrs. Cestero and Latiolais received a grant of 21,118 and 19,876 RSUs, respectively, which vest in full on August 3, 2019. On September 26, 2017, in connection with his appointment as our CEO, Mr. Kearney received a grant of 166,773 RSUs (vesting in three annual installments on each annual anniversary of the date of grant) and 166,773 PRSUs that vest on September 26, 2020, subject to achievement of relative TSR performance similarly to the awards to our other Named Executive Officers.

It is expected that the Compensation Committee will continue to evaluate a grant policy for equity awards to determine the number of awards to be granted to Named Executive Officers in the future, when the awards will be granted, the schedule on which the awards will become vested, any performance conditions upon which the grants or vesting will be based, and other terms and conditions relating to awards.

Executive Deferred Compensation (EDC) Plan

The Company may provide long-term incentives through discretionary Company contributions under the EDC Plan for each of the Named Executive Officers participating in the plan. Any such contributions are scheduled to vest in full after five years and have previously served as a long-term retention tool. In prior years, discretionary Company contributions have generally been approved on behalf of our executive officers. However, Company contributions to the EDC Plan were suspended indefinitely in 2015. Further, participation was closed for new employees following the 2015 year.

The EDC Plan also allows each Named Executive Officer to elect to defer a percentage of his compensation (defined as the Named Executive Officer’s base salary, bonus, commission, and any other cash or equity-based compensation approved by the plan’s administrative committee) until the executive’s termination of employment or until a future date specified by the executive at the time of his deferral election.

In 2017, the Compensation Committee determined that it would not make any discretionary Company contributions under the EDC Plan for 2017 for any of the Named Executive Officers, in order to focus its long-term incentives on other elements of compensation, such as awards granted under the company’s long-term incentive plan and stock purchased under the ESPP (both plans, as described below)—incentives that more closely align the Named Executive Officers’ long-term incentive compensation with the interests of our shareholders.

To create additional incentives for the executive officers to continue to grow value for the Company, the Company established the Frank’s International N.V. Long-Term Incentive Plan and an employee stock purchase plan intended to satisfy the requirements of section 423 of the Internal Revenue Code of 1986, as amended (the “Code,” and such plan, the “ESPP”). Both the ESPP and the LTIP were adopted by the Company’s Board and approved by stockholders prior to the completion of the initial public offering. The Company believes that including an equity component to the Company’s compensation program is vital to align the executive officers’ interests with equity holders’ interests through shared ownership.

Employee Stock Purchase Plan

As described above, prior to the completion of the Company’s initial public offering, the Supervisory Board adopted, and shareholders approved, an ESPP, in order to enable eligible employees (including the Named Executive Officers) to purchase shares of the Company’s Common Stock at a discount following the effective date of the ESPP, which was January 1, 2015. This plan encourages stock ownership and aligns the interests of the executives with our shareholders. Purchases under the ESPP are accomplished through participation in discrete offering periods. This ESPP is intended to qualify as an employee stock purchase under section 423 of the Code. A maximum of 3,000,000 shares of the Company’s Common Stock has been reserved for issuance under the ESPP, subject to appropriate adjustments to reflect changes in the Common Stock caused by certain events like stock splits or a change in control. The number of shares of stock that may be granted to any single participant in any single option period will be subject to certain limitations set forth in the plan.

Severance Benefits

Other than Mr. Kearney, who is party to an Offer Letter providing for certain payments and benefits upon certain qualifying terminations of employment, and Mr. Latiolais, who is a party to a confidentiality and restrictive covenant agreement that provides for certain severance benefits, none of our Named Executive Officers is a party to an individual employment agreement providing for severance upon a termination of employment. However, in 2015, the Supervisory Board approved and adopted the CIC Severance Plan providing severance payments in a “double-trigger” situation. Under this plan, the Named Executive Officers are entitled to receive a cash severance equal to two times the sum of the executive’s annual base salary and target incentive opportunity for the year of termination upon a qualifying termination, which is defined as an involuntary termination within the 24-month period following a change in control. There are no single-trigger change-of-control payments provided under this plan, nor do we provide any 280G parachute payment tax gross-ups. However, we believe that competitive double-trigger payments provides financial protection to employees following an involuntary loss of employment in connection with a change in control. We believe that these types of benefits enable our executives to focus on important business decisions in the event of any future acquisition of our business, without regard to how the transaction may affect them personally. We believe that this structure provides executives with an appropriate incentive to cooperate in completing a change in control transaction if such transaction is in the best interest of the Company and its shareholders. Participation in the CIC Severance Plan is contingent upon the executive entering into a participation agreement in which the executive agrees to certain restrictive covenants during and following employment with the Company.

Mr. Kearney’s Offer Letter provides that in lieu of participation in the Company’s CIC Severance Plan, the following benefits will become payable should Mr. Kearney’s employment with the Company be terminated by the Company without cause or by him for good reason on or within 24 months following a change in control: (1) a lump sum cash severance payment equal to (a) 1.0x his then-current annual base salary if such termination occurs prior to the first anniversary of the effective date of his Offer Letter, or (b) 0.5x his then-current salary if such termination occurs on or after the first anniversary of the effective date but prior to the second anniversary of the effective date, and (2) 18 months of continued coverage under the Company’s group health plan on the same basis as similarly situated active employees. If Mr. Kearney’s employment is involuntarily terminated by the Company without cause or by him for good reason at any time, he will also be entitled to a pro-rated annual bonus payment for the year of his termination based on the target bonus amount, but pro-rated to reflect his period of service during the year.

Mr. Latiolais entered into an Employee Confidentiality and Restrictive Covenant Agreement with the Company on October 4, 2016. The agreement governs the confidentiality of all information provided to Mr. Latiolais in connection with his employment and details the restrictive covenants Mr. Latiolais will be subject to during and following his termination of employment with the Company. In the event that Mr. Latiolais is terminated without cause, as determined by the Company in its sole discretion, during the term of the agreement, Mr. Latiolais will be entitled to receive salary continuation for a period of nine months, and a lump sum cash payment equal to his short-term incentive bonus target for the year in which the termination occurs subject to his execution of a waiver and release of claims in favor of the Company and his continued compliance with all restrictive covenants set forth in the agreement.

In addition, the Named Executive Officers are entitled to accelerated vesting under the terms of certain outstanding RSU awards upon qualifying terminations of employment (subject to certain restrictive covenant obligations) and accelerated vesting of Company contributions under the Company’s EDC Plan.

Finally, in connection with their termination of employment in 2017, we entered into a separation agreement with each of Messrs. Stephens and Allinger.

See “—Potential Payments upon Termination or a Change in Control,” for a more detailed discussion of the payments and benefits provided under each of the arrangements noted above. We believe that these arrangements help to ensure the day-to-day stability and focus of our management team and are consistent with competitive practices.

Perquisites and Other Compensation Elements

The Company offers participation in broad-based retirement, health, and welfare plans to all employees. The Company currently maintains a plan intended to provide benefits under section 401(k) of the Code where employees are allowed to contribute portions of their base compensation into a retirement account (the “401(k) Plan”). In 2017, the Company’s matching contribution rate was 100% of the first 3% of eligible compensation deferred by an employee and 50% on any employee contributions between 4% and 6% of eligible compensation, up to the annual allowable U.S. Internal Revenue Service limits. The 401(k) Plan is designed to encourage all employees, including the participating Named Executive Officers, to save for the future.

In 2016, the Company phased out the limited perquisites it previously provided for its Named Executive Officers in prior years. In 2017, we did not provide any perquisites for any of our Named Executive Officers. However, in order to satisfy certain employment tax requirements applicable upon the vesting of Company contribution accounts under the EDC Plan, the Company elected to pay FICA taxes relating to this vesting event on behalf of Mr. Latiolais and to gross him up for these taxes. The Company determined that it was appropriate to provide these FICA tax payments and the related gross-up due to the timing of this requirement; however, the Company has not made any determinations about the continued application of any such FICA tax payments and gross-ups for future vesting events that may occur for Named Executive Officers under RSU awards or for other vesting tranches under EDC Plan company contribution accounts.

Risk Assessment

The Company’s Supervisory Board has reviewed the Company’s compensation policies as generally applicable to employees and believes that these policies do not encourage excessive or unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	The Company’s overall compensation levels are competitive with the market;

•

The Company’s compensation mix is balanced among (i) fixed components, like salary and benefits, (ii) annual incentives that reward the Company’s overall financial and business performance, business unit financial performance, operational measures, and individual performance, and (iii) long-term incentives that align executives’ interests with those of our shareholders, encouraging them to preserve long-term shareholder value and avoid excessive risks;

•	Multiple performance metrics are used across the short- and long-term incentive program;

•	Incentive programs have maximum payout limitations; and

•

We have clawback provisions in key agreements, such as our RSU award agreements and the CIC Severance Plan, and beginning in 2018, our Named Executive Officers also became subject to a Recoupment Policy that applies to all incentive compensation paid to our NEOs.

In summary, although a portion of the compensation provided to the Named Executive Officers may be based on the Company’s performance and on the individual successes of the employee, the Company believes its compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both short- and long-term operational and financial goals of the Company. Additionally, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and stockholders, thereby reducing the incentives for unnecessary risk-taking. Facets of compensation that incentivize these executives but mitigate risk-taking have been and will continue to be one of the many factors considered by the Compensation Committee and the Supervisory Board (as applicable) during its review of the Company’s compensation programs and during the design of new programs that have become, or may yet become, effective in connection with the Company’s continued growth and development as a publicly traded company. In the future, the Compensation Committee or the Supervisory Board will seek to ensure that any changes made to the compensation programs do not encourage excessive or unnecessary risk-taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

Our Named Executive Officers are subject to stock ownership guidelines that were established by our Supervisory Board. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders. The guidelines are expressed in terms of the value of our executive officers’ equity holdings as a multiple of each currently employed executive officer’s base salary, as follows:

Officer Level	Ownership Guideline
President/Chief Executive Officer	5x annualized base salary
Direct Reports to the CEO (SVP or higher)	3x annualized base salary
All other executive officers	2x annualized base salary

These stock ownership levels must be achieved by each individual within 5 years of the later of the date that the stock ownership guidelines became effective in 2015 or the date that the individual was first appointed as an executive officer or Direct Report to the CEO (with such 5-year period resetting upon an officer’s promotion to a higher ownership guideline multiple). Messrs. Bird, Cestero, Allinger, Latiolais and McClure served as Direct Reports to the CEO during 2017.

Equity interests that count toward the satisfaction of the ownership guidelines include stock owned outright by the employee or jointly owned, stock owned indirectly by the employee (e.g., by a spouse or in a trust for the benefit of the executive or his family), stock held under the officer’s account under any company-sponsored retirement plan or under the Company’s employee stock purchase plan, unvested RSUs or restricted stock held by the officer, any non-restricted shares granted to the officer pursuant to the LTIP, and any stock purchased by the officer in the open market. During the five-year grace period for compliance, an individual may not sell any shares of common stock, except for personally-held shares, until that individual’s stock ownership level has been achieved. To the extent shares of common stock have been sold from vested RSUs granted by the Company, the equivalent amount of personally-held shares of common stock may not be sold unless the individual has satisfied their applicable ownership level. Pursuant to our Stock Ownership Guidelines, ownership is calculated based on an individual’s annual base salary and the average closing price of a share of the Company’s common stock over the previous calendar year.

Additionally, we have stock ownership guidelines for our non-employee directors, requiring a minimum holding of 5x the annualized cash retainer. For information regarding these guidelines, please see “Director Compensation” below.

Accounting and Tax Considerations

Section 162(m) of the Code limits the deductibility of certain compensation expenses in excess of $1,000,000 to certain of executive officers in any fiscal year. Compensation pursuant to certain grandfathered arrangements that is “performance based” may be excluded from this limitation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company’s overall compensation philosophy and objectives. The Company believes that maintaining the discretion to evaluate the performance of executive officers is an important part of the Company’s responsibilities and benefits public stockholders, and therefore, the Company may award compensation to the Named Executive Officers that is not fully deductible if it is determined that such compensation is consistent with the Company’s compensation philosophy and benefits stockholders. Regardless, section 162(m) of the Code provides that certain compensation of corporations which are privately held and which become publicly held in an initial public offering will not be subject to the deduction limitations of section 162(m) for a transition period following such initial public offering. It is anticipated that the Company’s annual incentive program and certain awards of equity compensation may satisfy the requirements of this exception during the transition period, which encompassed part of the 2017 fiscal year.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that they are either exempt from, or satisfy the requirements of, section 409A of the Code.

Any equity awards granted to our employees, including executive officers, pursuant to the LTIP is reflected in the Company’s consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the annual compensation earned by or granted to the Named Executive Officers during the 2017, 2016, and 2015 fiscal years. For an explanation of the compensation mix and the relative amounts of each compensation element, please see the “Components of the Company’s Executive Compensation Program” section of our Compensation Discussion and Analysis above.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael C. Kearney Chairman, President and Chief Executive Officer	2017	199,039	—	2,785,229	219,247	—	553,478	3,756,993
Douglas Stephens Former President and Chief Executive Officer	2017	535,019	—	1,960,968	—	—	666,791	3,162,778
	2016	82,500	—	300,132	—	—	—	382,632
Kyle McClure Senior Vice President and Chief Financial Officer	2017	329,769	130,000	326,266	342,283	9,805	12,150	1,150,273
Jeffrey J. Bird Former Executive Vice President and Chief Financial Officer	2017	67,692	—	—	—	—	3,087	70,779
	2016	400,000	—	887,454	—	—	11,925	1,299,379
	2015	400,000	227,500	—	360,500	—	3,000	991,000
Alejandro Cestero Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	2017	425,000	—	478,097	350,625	—	12,150	1,265,872
	2016	425,000	—	445,684	—	—	11,925	882,609
Burney J. Latiolais, Jr. Executive Vice President, Global Operations	2017	400,000	—	550,522	396,000	156,325	121,872	1,624,719
	2016	372,391	—	277,346	—	47,116	13,400	710,253
	2015	363,000	—	243,288	252,376	—	16,379	875,043
Daniel A. Allinger Former Senior Vice President, Global Human Resources	2017	25,385	—	—	—	10,672	450,161	486,218
	2016	275,000	—	132,061	—	6,527	11,925	425,513

(1)

The amounts reflected in this column include total annual salary earned for the fiscal year, regardless of whether any of these amounts were deferred under our deferred compensation arrangements or otherwise paid in another year. The salary amounts for Messrs. Kearney, Stephens, Bird and Allinger represent a pro-rated portion of their annual rate of base pay to correspond to their period of employment with the Company in 2017.

(2)

On March 1, 2017, Mr. McClure was granted a cash retention award of $130,000 in connection with his appointment as interim CFO, the payment of which was conditioned upon his continued employment with the Company through August 31, 2017.

(3)

The amounts reflected in this column for 2017 reflect equity grants of RSUs and PRSUs granted in 2017, the details of which are reflected in the “Components of the Company’s Executive Compensation Program” section of our Compensation Discussion and Analysis above. The amount in this column for Mr. Kearney includes stock awards granted in connection with his services as a non-employee director prior to his appointment as CEO, which are also reflected in the “2017 Director Compensation” table. All amounts reflected in this column represent the aggregate grant date fair value of the awards granted to the Named Executive Officers calculated pursuant to FASB ASC Topic 718, disregarding any potential forfeitures. With respect to PRSUs, the amount is also reflective of the “probable” outcome of vesting for accounting purposes. Please see Note 15 to our Consolidated Financial Statements for the 2017 fiscal year within our Form 10-K, filed with the SEC on February 27, 2018, for more details on the valuation assumptions for these equity awards.

(4)

All amounts in this column relate to above-market or preferential earnings on compensation deferred under our EDC Plan. The amounts reflected in this column for the 2017 fiscal year reflect the portion of the earnings that accrued under the EDC Plan in 2017 that were determined to be above-market or preferential under the SEC’s rules, using 120% of the applicable federal long-term rate as the reference rate. See the section entitled, “Non-Qualified Deferred Compensation Table,” below for more information about non-qualified deferred contribution earnings for our Named Executive Officers.

(5)	The amounts reflected in this column for the last completed fiscal year include the specific items reflected in the All Other Compensation table below.

All Other Compensation:

Name	Employer Matching Contributions Under 401(k) Plan ($)	Tax Payments and Gross Up Amounts ($)(1)	Severance ($)(2)	Director and Consulting Fees(3)	Total ($)(4)
Michael C. Kearney	—	—	—	553,478	553,478
Douglas Stephens	12,150	—	654,641	—	666,791
Kyle McClure	12,150	—	—	—	12,150
Jeffrey J. Bird	3,087	—	—	—	3,087
Alejandro Cestero	12,150	—	—	—	12,150
Burney J. Latiolais, Jr.	12,150	109,722	—	—	121,872
Daniel A. Allinger	1,523	—	448,638	—	450,161

(1)

This column reflects certain taxes and gross ups paid on behalf of certain of our Named Executive Officers in connection with their vesting in the Company’s contributions to their EDC Plan accounts. For additional details, please see the discussion in the CD&A regarding “Components of the Company’s Executive Compensation Plan – Perquisites and Other Compensation Elements” above.

(2)

This column reflects severance payments made to departing Named Executive Officers. In accordance with Mr. Stephen’s separation agreement, he received a lump-sum cash payment of $651,000, as well as a $3,641 reimbursement of COBRA premiums. In accordance with Mr. Allinger’s separation agreement, he received a lump-sum cash payment of $412,500, an additional lump sum payment of $21,138 for future COBRA premiums and $15,000 of outplacement assistance.

(3)

This column reflects payments to Mr. Kearney in connection with his services as a non-employee director of the Company prior to his appointment as CEO. He received payments of $50,000 per month to take on expanded and additional supervisory director responsibilities beyond his regular responsibilities in order to help facilitate the transition in the Company’s leadership, as well as to provide ongoing special support to the President and CEO at that time. Upon Mr. Kearney’s appointment as the Company’s President and Chief Executive Officer in September 2017, this additional retainer was terminated. These payments are also disclosed in the “2017 Director Compensation” table.

(4)	This total does not reflect the value of any perquisites, as no Named Executive Officer received perquisites with an aggregate value of $10,000 or more.

Grants of Plan-Based Awards for 2017

	Type	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Michael C. Kearney	Director Grant	2/20/2017	—	—	—	—	—	—	3,215	39,030
	Director Grant	5/19/2017	—	—	—	—	—	—	18,204	144,540
	RSU	9/26/2017	—	—	—	—	—	—	166,773	1,165,743
	PRSU	9/26/2017	—	—	—	83,387	166,773	250,160	—	1,435,916
	Cash	9/25/2017	375,000	750,000	1,500,000	—	—	—	—	—
Douglas Stephens	RSU	2/20/2017	—	—	—	—	—	—	78,376	906,027
	PRSU	2/20/2017	—	—	—	39,188	78,376	117,564	—	1,054,941
	Cash	2/20/2017	325,000	650,000	1,300,000	—	—	—	—	—
Kyle McClure	RSU	4/11/2017	—	—	—	—	—	—	10,370	98,515
	RSU	6/9/2017	—	—	—	—	—	—	14,342	101,398
	PRSU	6/9/2017	—	—	—	7,171	14,342	21,513	—	126,353
	Cash	2/20/2017	175,000	350,000	700,000	—	—	—	—	—

	Type	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Jeffrey J. Bird	Cash	2/20/2017	175,000	350,000	700,000	—	—	—	—	—
Alejandro Cestero	RSU	2/20/2017	—	—	—	—	—	—	12,812	148,107
	RSU	8/3/2017	—	—	—	—	—	—	21,118	157,540
	PRSU	2/20/2017	—	—	—	6,406	12,812	19,218	—	172,450
	Cash	2/20/2017	159,375	318,750	637,500	—	—	—	—	—
Burney J. Latiolais, Jr	RSU	2/20/2017	—	—	—	—	—	—	16,077	185,850
	RSU	8/3/2017	—	—	—	—	—	—	19,876	148,275
	PRSU	2/20/2017	—	—	—	8,039	16,077	24,116	—	216,396
	Cash	2/19/2018	200,000	400,000	800,000	—	—	—	—	—
Daniel A. Allinger	Cash	1/25/2017	68,750	137,500	275,000	—	—	—	—	—

(1)	The dates included in this column reflect the dates that the cash or equity awards disclosed in the table were granted.

(2)

Represents cash awards under the Company’s annual incentive program. The “Target” column represents the potential incentive opportunity set as a percentage of each executive officer’s salary. Amounts reported in the “Threshold” column reflect 50% of the target amount for each Named Executive Officer and amounts in the “Maximum” column reflect 200% of the target amount for each Named Executive Officer. If less than minimum levels of performance are attained with respect to the applicable performance goals, then no amount will be earned. Performance targets and target awards for the cash awards reported above are described under “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Annual Cash Incentives.” The amounts actually paid to each Named Executive Officer are reflected in the Summary Compensation Table above.

(3)

Represents the potential number of shares payable under the performance-based restricted stock units (or PRSUs) granted under the LTIP. Amounts reported (a) in the “Threshold” column reflect 50% of the target number of shares denominated under each Named Executive Officer’s PRSU award, which, in accordance with SEC rules, is the minimum amount payable for a certain level of performance under the PRSUs, (b) in the “Target” column reflect 100% of the target number of shares denominated under each Named Executive Officer’s PRSU award, which is the target amount payable under the PRSU awards for performance at target levels, and (c) in the “Maximum” column reflect 150% of the target number of shares denominated under the PRSUs, which is the maximum amount payable for performance at maximum levels. If less than minimum levels of performance are attained with respect to the total shareholder return (TSR) performance metrics applicable to the PRSUs, then 0% of the target number of PRSUs awarded will be earned. The number of shares actually delivered at the end of the performance period may vary from the target number of PRSUs, based on our achievement of the specific performance measures. Performance targets and target awards for the awards reported above are described under “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Long Term Incentives—Long-Term Incentive Plan.”

(4)

Represents shares of restricted stock units subject to time-based vesting conditions granted under the LTIP. The terms of these grants are described under “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Long Term Incentives—Long-Term Incentive Plan.”

(5)	See Note 3 in the Summary Compensation Table above for information on the value of the RSUs (the “2017 RSUs”) and PRSUs (the “2017 PRSUs”) granted in 2017.

Narrative Description to the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2017 Fiscal Year

Summary Compensation Table. None of our Named Executives Officers was a party to a traditional employment agreement with the Company during the 2017 fiscal year. However, as disclosed in our Compensation Discussion and Analysis, Mr. Kearney and Mr. McClure are each party to an Offer Letter that provides for certain levels of annual base salary, target bonus opportunities, and equity based incentive awards. Although Mr. Latiolais’ Employee Confidentiality and Restrictive Covenant Agreement provides for limited severance benefits, it does not contain provisions governing his compensation during the term of his employment.

Mr. Kearney’s Offer Letter provides for an initial annual base salary of $750,000, an annual incentive bonus opportunity, beginning with a prorated bonus in 2017, based on performance criteria determined by the Supervisory Board or a committee thereof, with an expected target bonus opportunity equal to 100% of his base salary (prior to any pro-ration). Also pursuant to his Offer Letter, Mr. Kearney will be eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 350% of his annual base salary. In addition, pursuant to his Offer Letter, Mr. Kearney received, upon his date of hire, an initial grant of restricted stock units valued at $2,625,000, (calculated based upon the closing price per share of our common stock on the immediately preceding day), one half of which consisted of RSUs that are scheduled to vest 1/3 per year on each of the first, second, and third anniversaries of the date of grant and one half of which are PRSUs which will vest at the end of a three-year performance period, subject to the company’s relative TSR performance.

Mr. McClure’s Offer Letter provides for an initial annual base salary of $350,000, an annual incentive bonus opportunity based on performance criteria determined by the Supervisory Board or a committee thereof, with an expected target bonus opportunity equal to 100% of his base salary. Also pursuant to his Offer Letter, Mr. McClure will be eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 100% of his annual base salary. In addition, pursuant to his Offer Letter, Mr. McClure received, upon his date of hire, an initial grant of 14,342 RSUs that are scheduled to vest 1/3 per year on each of the first, second, and third anniversaries of the date of grant and 14,342 PRSUs which will vest at the end of a three-year performance period, subject to the company’s relative TSR performance.

We entered into a retention agreement with Mr. McClure, effective March 1, 2017, which provided Mr. McClure with a retention payment of $130,000, subject to his continued employment with the Company through August 31, 2017. The retention agreement also provided for a salary conversion payment to reflect his increased duties as interim chief financial officer, which was paid in installments pursuant to our regular payroll practices, with each payment subject to continued employment through such payment date. The retention payment is included in the “Bonus” column of the Summary Compensation Table and the salary conversion payment is included in the “Salary” column.

Each Named Executive Officer’s salary and bonus payments for 2017, as a percentage of total compensation varied, depending on the position. For Mr. Kearney, salary and bonus represented approximately 5.3% of total compensation; for Mr. McClure, this percentage was approximately 40%; for our other Named Executive Officers employed with us for the entire year, other than our chief executive officer and our chief financial officer, this percentage ranged from 25% to 35%.

Mr. Stephens entered into a separation agreement with the Company effective as of 5:00 pm CDT, September 26, 2017 which provided for (a) a lump sum cash severance payment, (b) continued COBRA coverage under the Company’s medical benefit plans for up to eighteen months, (c) outplacement assistance, (d) accelerated vesting of one third of the outstanding shares under his 2016 and 2017 RSU award agreements, and (e) accelerated vesting of one third of the outstanding shares under his 2017 PRSU award agreement (with the number of shares determined based on the target level of performance).

Mr. Allinger entered into a separation agreement with the Company effective February 2, 2017 which provided for (a) a lump sum cash severance payment, (b) a cash payment of an amount equal to eighteen months of medical premium costs, (c) outplacement assistance, (d) accelerated vesting of one third of the outstanding shares under his 2016 and 2017 RSU award agreements, and (e) continued vesting as if he were still employed of the shares under each of his 2016 RSU and 2016 PRSU award agreements.

For more discussion of Messrs. Stephen’s and Allinger’s separation agreements, see “—Potential Payments Upon Termination or a Change in Control.”

Grants of Plan Based Awards Table. The RSUs granted to Messrs. Stephens, Cestero and Latiolais on February 20, 2017 are scheduled to vest ratably in three equal annual installments beginning on February 20, 2018. The RSUs granted to Messrs. Cestero and Latiolais on August 3, 2017 are scheduled to vest in full on August 3, 2019. The RSUs granted to Mr. McClure on June 9, 2017 in connection with his appointment as chief financial officer are scheduled to vest ratably in three equal annual installments beginning on June 5, 2018. The RSUs granted to Mr. Kearney on September 26, 2017 in connection with his appointment as chief executive officer are scheduled to vest ratably in three equal annual installments beginning on September 26, 2018. Upon certain terminations of employment or our change in control, these RSUs may be allowed to continue vesting pursuant to the original vesting schedule (subject to certain non-restrictive covenants), as described in more detail below in “—Potential Payments Upon Termination or a Change in Control.”

The PRSUs granted to Messrs. Stephens, McClure, Cestero and Latiolais in 2017 under our LTIP are scheduled to vest in accordance with the applicable payout percentage as determined by the performance criteria on February 20, 2020, and the PRSUs granted to Mr. Kearney in 2017 under our LTIP are scheduled to vest in accordance with the applicable payout percentage as determined by the performance criteria on September 26, 2020. The vesting of these PRSUs is described in more detail in “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Long Term Incentives—Long-Term Incentive Plan.”

Outstanding Equity Awards at 2017 Fiscal Year End

The table below reflects each equity-based compensation award held by our Named Executive Officers as of December 31, 2017. We have not granted any stock option awards to our Named Executive Officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(4)
Michael C. Kearney	188,192	1,251,477	83,387	554,524
Douglas Stephens	—	—	—	—
Kyle McClure	43,825	291,436	7,171	47,687
Jeffrey J. Bird	—	—	—	—
Alejandro Cestero	55,618	369,860	12,703	84,475
Burney J. Latiolais, Jr	54,874	364,912	8,039	53,459
Daniel A. Allinger	4,968	33,037	2,547	16,938

(1)

This column reflects the number of shares of unvested restricted stock units (RSUs) held by each Named Executive Officer on December 31, 2017. These include the following grants of restricted stock unit awards:

•	In February 2015 to Mr. Latiolais (16,361 RSUs) of which one third vested on February 23, 2016, one third vested on February 23, 2017, and one third vests on February 23, 2018.

•	In April 2015 to Mr. McClure (14,108 RSUs) of which one third vested on April 1, 2016, one third vested on April 1, 2017, and on third vests on April 1, 2018.

•	In May 2015 to Mr. Allinger (4,715 RSUs) of which one third vested on June 1, 2016, one third vested on June 1, 2017, and one third vests on June 1, 2018.

•	In August 2015 to Mr. Cestero (10,087 RSUs) of which one third vested on September 1, 2016, one third vested on September 1, 2017, and one third vests on September 1, 2018.

•

In February 2016 to Mr. Cestero (12,593 RSUs) and Mr. Allinger (5,093 RSUs), of which one third vested on February 23, 2017, one third vests on February 23, 2018, and one third vests on February 23, 2019.

•	In May 2016 to Mr. Latiolais (20,200 RSUs) and Mr. McClure (9,700 RSUs), of which one third vested on February 23, 2017, one third vests on February 23, 2018, and one third vests on February 23, 2019.

•	In December 2016 to Mr. Cestero (9,929 RSUs) and Mr. McClure (7,943 RSUs), all of which vests on December 1, 2018.

•

In February 2017 to Mr. Cestero (12,812 RSUs) and Mr. Latiolais (16,077 RSUs), of which one third vests on February 20, 2018, one third vests on February 20, 2019 and one third vests on February 20, 2020.

•	In February 2017 to Mr. Kearney (3,215 RSUs) in connection with his services as a non-employee director prior to his appointment as chief executive officer, all of which vests on January 2, 2018.

•	In April 2017 to Mr. McClure (10,370 RSUs), of which one third vests on February 23, 2018, one third vests on February 23, 2019, and one third vests on February 23, 2020.

•	In May 2017 to Mr. Kearney (18,204 RSUs) in connection with his services as a non-employee director prior to his appointment as chief executive officer, all of which vests on May 1, 2018.

•

In June 2017 to Mr. McClure (14,342 RSUs) in connection with his appointment as chief financial officer, of which one third vests on June 5, 2018, one third vests on June 5, 2019, and one third vests on June 5, 2020.

•	In August 2017 to Mr. Cestero (21,118 RSUs) and Mr. Latiolais (19,876 RSUs), all of which vests on August 3, 2019.

•

In September 2017 to Mr. Kearney (166,773 RSUs) in connection with his appointment as chief executive officer, of which one third vests on September 26, 2018, one third vests on September 26, 2019, and one third vests on September 26, 2020.

(2)

This column reflects the aggregate market value of all shares of unvested restricted stock units held by each Named Executive Officer on December 31, 2017 and is calculated by multiplying the number of RSUs outstanding on December 31, 2017 by the closing price of our common stock on December 29, 2017, the last day of trading on the NYSE for the 2017 fiscal year, which was $6.65 per share.

(3)

This column reflects the number of shares of unvested performance restricted stock units (PRSUs) held by each Named Executive Officer on December 31, 2017 and is based on the threshold number of performance restricted stock units subject to each award. These include the following grants of restricted stock unit awards (with numbers specified at the threshold level of performance):

•	In February 2016 to Mr. Cestero (6,297 PRSUs) and Mr. Allinger (2,547 PRSUs), in each case with a performance period ending on February 23, 2019.

•	In February 2017 to Mr. Cestero (6,406 PRSUs) and Mr. Latiolais (8,039 PRSUs), in each case with a performance period ending on February 20, 2020.

•	In June 2017 to Mr. McClure (7,171 PRSUs) with a performance period ending on February 20, 2020.

•	In September 2017 to Mr. Kearney (83,387 PRSUs) with a performance period ending on September 26, 2020.

(4)

This column reflects the aggregate market value of all shares of unvested performance restricted stock units held by each Named Executive Officer on December 31, 2017 and is calculated by multiplying the number of unvested PRSUs, determined as described in Note (3) to this table, by the closing price of our common stock on December 29, 2017, the last day of trading on the NYSE for the 2017 fiscal year, which was $6.65 per share.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2017 fiscal year. None of our Named Executive Officers hold any stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael C. Kearney	—	—
Douglas Stephens	61,673	485,367
Kyle McClure	7,936	90,188
Jeffrey J. Bird	9,876	123,648
Alejandro Cestero	7,559	73,660
Burney J. Latiolais, Jr.	57,642	623,040
Daniel A. Allinger	3,269	33,005

(1)	The equity awards that vested during the 2017 fiscal year consist of RSUs and PRSUs previously granted under the LTIP and outstanding on January 1, 2017.

(2)

The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the RSUs or PRSUs held by such Named Executive Officer, computed based on the closing price of our common stock on the last trading day prior to the applicable vesting date.

Pension Benefits

The Company maintains the 401(k) Plan for its employees, including the Named Executive Officers, as well as the EDC Plan, but at this time, the Company does not sponsor or maintain a pension plan for any of its employees.

Non-Qualified Deferred Compensation Table

Name (1)	Plan Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals Distributions ($)(5)	Aggregate Balance at Last FYE ($)(6)
Kyle McClure.	EDC Plan	28,735	—	12,450	—	98,233
Burney J. Latiolais Jr.	EDC Plan	—	—	190,617	—	1,450,300
Daniel Allinger	EDC Plan	1,538	—	13,334	92,089	25,298

(1)

As of the end of 2017, no contributions to the EDC Plan had been made by Messrs. Stephens, Kearney, Bird, or Cestero (or by the Company on their behalf), nor did they hold any vested but deferred restricted stock units. Consequently, these Named Executive Officers are not included in this table.

(2)

The amounts reflected in this column were deferred under the EDC Plan and are included in the Summary Compensation Table as part of the executive officer’s base salary for the 2017 year. Under the EDC Plan, participants may elect to defer up to 75% of their base salary and up to 100% of annual incentive payments, commissions, or any such other cash or equity-based compensation as may be approved for deferral by the plan’s administrative committee.

(3)

Company contributions to the EDC Plan are credited to participant accounts from year to year at the sole discretion of the employer and vest in full (along with related earnings on these contributions) after five years of credited service. The Company did not provide any contributions to any Named Executive Officer’s account in the last fiscal year.

(4)	This column represents the aggregate earnings for 2017 for each Named Executive Officer’s account under the EDC Plan.

(5)	This column reflects the aggregate withdrawals or distributions from the EDC Plan for each Named Executive Officer in 2017.

(6)

This column reflects the dollar amount of the total balance under each Named Executive Officer’s account under the EDC Plan as of the end of 2017. Some of these EDC Plan amounts are attributable to Company contributions and therefore remain subject to the vesting requirements described in Note 3 to this table above. The EDC Plan amounts in this column that were previously reported in the Summary Compensation Table for each executive are as follows: Mr. Latiolais, $246,941 for 2016, $136,125 for 2015 and $84,948 for 2014; and Mr. Allinger, $67,208 for 2016.

Executive Deferred Compensation (EDC) Plan

The EDC Plan became effective January 1, 2009. However, Company contributions to the EDC Plan were suspended indefinitely in 2015. Further, participation was closed for new employees following the 2015 year. The EDC Plan allows participants to elect to defer up to 75% of their base salary and up to 100% of annual incentive payments, commissions, or any such other cash or equity-based compensation as may be approved for deferral by the plan’s administrative committee into the plan until a specified future date or a termination of employment. Amounts that a participant defers into the EDC Plan will be 100% vested at all times. We (or an affiliate) may also provide contributions to the EDC Plan on a participant’s behalf, which will be accompanied by a vesting restriction that will last for a period of five years. However, vesting will be accelerated in the event of a participant’s death, his disability, our change in control, or an involuntary termination from service without cause (each term as defined below in the section entitled, “—Potential Payments Upon Termination or a Change in Control”). If the participant’s employment is terminated for cause, or we determine that a participant has violated an agreement with us that contained non-competition or non-solicitation restrictions, the participant shall forfeit all unpaid contributions (as well as earnings thereon) that we contributed to the EDC Plan on his behalf.

If a participant chooses to receive his account balance on a specified future date, the participant may choose to receive a lump sum payment on that date or a series of two to five installment payments that begin on that date. If a participant elects to receive his account balance upon a termination from service, all amounts other than company contributions will be paid in a single lump sum, while amounts credited to his account by us will be paid in five annual installments; however, in the event that the separation from service occurs within twenty-four months of a change in control, the amount will be paid in a single lump sum. A participant may also choose to receive his account upon his retirement, where he can choose from a single lump sum or from a series of two to ten installment payments. Payments from the EDC Plan upon a participant’s death or disability will be paid in a single lump sum payment. The EDC Plan will allow for earlier payments, however, in the event that a participant incurs an unforeseen emergency that may not be covered by insurance or by a liquidation of the participant’s assets (to the extent such a liquidation would not cause a substantial hardship in itself), or if necessary to comply with a domestic relations order.

While the participant has an account in the EDC Plan, the participant may choose to deem his account invested in one or more of the investment options the EDC Plan’s administrator has chosen for the plan, which may include our common stock. The deemed investment options are selected by the plan’s administrative committee, which can add or remove deemed investment options from the plan’s menu from time to time. Participants can select and change their deemed investment allocations at any time.

In 2017, the Compensation Committee determined that it would not make any discretionary Company contributions under the EDC Plan for any of the Named Executive Officers, in order to focus its long-term incentives on other elements of compensation, such as awards granted under the company’s long-term incentive plan , stock purchased under the ESPP (both plans, as described below), and other incentives that more closely align the Named Executive Officers’ long-term incentive compensation with the interests of our shareholders.

Restricted Stock Units

Restricted stock units have been granted to certain Named Executive Officers pursuant to our long-term incentive plan. The RSUs granted to our Named Executive Officers in 2015 include a termination vesting provision that becomes effective upon the executive’s involuntary termination or retirement. In an executive is terminated pursuant to this provision, then the award will vest pursuant to the time-based and/or performance-based vesting schedule of the award, assuming that the executive complies with certain restrictive covenants. Under the RSUs and PRSUs granted to our Named Executive Officers in 2016 and 2017, such continued vesting upon a termination of employment (and subject to applicable restrictive covenants) applies only if the Company, in its sole discretion, elects to enter into a special vesting agreement with the executive at the time of termination. Mr. Allinger entered into such an agreement in connection with his termination of employment in 2017. Such provisions within these RSU awards resulted in them being considered deferred compensation.

Potential Payments Upon Termination or a Change in Control

Executive Deferred Compensation (EDC) Plan

Each of the Named Executive Officers is entitled to accelerated vesting of the amount of any unvested Company discretionary contributions that have been credited to the executive officer’s account under the EDC Plan upon the occurrence of the earliest of the death of the executive while actively employed, the disability of the executive, a change in control, or an involuntary termination of employment other than for cause. For purposes of this accelerated vesting provision, the following definitions apply:

•

“Disability” means that the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months: (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under one of our accident or health plans.

•

“Change in control” for purposes of the EDC Plan means a change in the ownership of the employer, a change in the effective control of the employer, or a change in the ownership of a substantial portion of the assets of the employer, all as defined under section 409A of the Code.

•

“Cause” means the participant’s conviction of a felony or other crime; the participant’s commission of any act against the Company constituting willful misconduct, dishonesty, fraud, theft, or embezzlement; the participant’s failure to perform any material services, duties, or responsibilities required of him or her by the Company or to materially comply with the policies or procedures established by the Company (for any reason other than illness or physical or mental incapacity); the participant’s breach of any agreement entered into with the Company prior to or within one year following a termination of employment; the participant’s dependence on any addictive substance; the destruction of or material change to the Company’s property caused by willful or grossly negligent conduct; or the willful engaging by the participant in any other conduct that is demonstrably injurious to the Company.

Long Term Incentive Plan

2015 RSU Awards

The RSUs that were granted to the Named Executive Officers during 2015 will receive accelerated vesting upon a termination of employment due to death or disability. The awards will also accelerate in the event that the Company incurs a change in control. Upon involuntary termination or retirement, the RSUs will continue to vest according to the vesting schedule as if the executive were continuing in the employment of the Company throughout the period during which the executive continuously satisfies certain non-competition and non-solicitation obligations. As defined in the RSU award agreements, each of the terms have the following meanings:

•

Unless otherwise defined in any applicable employment agreement between the executive and us, “Disability” means the executive’s inability to perform his duties or fulfil his obligations under the terms of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Company and certified in writing by a competent medical physician selected by the Company.

•

A “Change in Control” is generally defined in our LTIP as one of the following events: (i) the consummation of an agreement to acquire, or a tender offer for beneficial ownership of, 50% or more of either the then outstanding shares of common stock, or the combined voting securities that are entitled to vote in the election of directors; (ii) individuals who are on our board of directors on the effective date of our LTIP or any individuals whose election or appointment was approved by a majority of the board of directors as of that date (the “Incumbent Board”) cease to constitute a majority of the members of the board; (iii) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, where following such transaction, (a) our outstanding common stock or voting securities are converted into or exchanged for securities which represent more than 50% of the then outstanding shares of securities of the entity resulting from the transaction, (b) no person beneficially owns 20% or more of the then outstanding securities of the entity resulting from the transaction, or (c) at least a majority of the members of the board of directors or similar governing body of the entity resulting from the transaction were members of the Incumbent Board at the time of the execution of the agreement leading to the transaction; or (iv) our stockholders approve our complete liquidation or dissolution.

•

An “Involuntary Termination” means a termination of employment without cause, or by the executive for good reason. The terms “Cause” and “Good Reason” shall have the same meaning as given in any applicable employment agreement. Otherwise, “Cause” shall generally mean that the executive (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of his duties; (ii) has failed without proper legal reason to perform his duties and responsibilities; (iii) has breached any material provision of the award agreement or any written agreement or corporate policy or code of conduct established by the Company; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction). “Good Reason” (if not defined in an applicable employment agreement) will generally be found if the executive’s base salary is materially decreased, there is a material diminution in his authority or responsibilities, or the Company requires an involuntary relocation of his place of employment by more than 75 miles.

•

“Retirement” is defined as a termination of employment (other than an involuntary termination or a termination for cause) that occurs after the executive has reached the age of 59 1⁄2 and provided at least two years of service to the Company following the grant date.

2016 and 2017 RSU Awards

The RSUs that were granted to the Named Executive Officers during 2016 and 2017 will receive accelerated vesting upon a termination of employment due to death or disability. The awards will also accelerate in the event that the Company incurs a change in control and the executive is involuntarily terminated within 24 months following the change in control, in accordance with the terms of the CIC Severance Plan as described below. Upon an involuntary termination without a change in control, the Company may elect, in its sole discretion, to enter into a special vesting agreement, contingent upon the executive’s execution thereof, under which the RSUs will continue to vest according to the vesting schedule as if the executive were continuing in the employment of the Company throughout the period during which the executive continuously satisfies certain non-competition and non-solicitation obligations. As defined in the RSU award agreements, each of the terms have the following meaning:

•

Unless otherwise defined in any applicable employment agreement between the executive and us, “Disability” means the executive’s inability to perform his duties or fulfil his obligations under the terms of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company.

•	A “Change in Control” has the same meaning described above with respect to the 2015 RSU Awards.

•

An “Involuntary Termination” means a termination of employment by the Company or an affiliate without Cause. The term “Cause” shall have the same meaning as given in any applicable employment agreement. Otherwise, “Cause” shall generally mean that the executive (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of his duties; (ii) has failed without proper legal reason to perform his duties and responsibilities; (iii) has breached any material provision of the award agreement or any written agreement or corporate policy or code of conduct established by the Company; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

2016 and 2017 PRSU Awards

The PRSUs that were granted to the Named Executive Officers during 2016 and 2017 will receive accelerated vesting at the “target” level upon a termination of employment due to death or disability. In the event that the Company incurs a change in control and the executive’s employment is terminated within the 24-month period following the change in control, the PRSUs will vest as determined under the provisions of the CIC Severance Plan as described below. Upon an involuntary termination without a change in control, unless otherwise determined by the Compensation Committee, in its sole discretion, the Company and the executive will enter into a special vesting agreement under which the PRSUs will continue to vest as if the executive were continuing in the employment of the Company throughout the period during which the executive continuously satisfies certain non-competition and non-solicitation obligations. As defined in the RSU award agreements, each of the terms have the same meaning described above with respect to the 2016 and 2017 RSU Awards.

Executive Change-In-Control Severance Plan

In 2015, the Supervisory Board, upon the recommendation of the Compensation Committee (and based on consultation with Meridian), approved and adopted the CIC Severance Plan. Each of the Named Executive Officers entered into Participation Agreements with the Company under this plan. The CIC Severance Plan provides for the following severance benefits in the case of an “involuntary termination” on or within 24 months following a “change in control” (as such terms are defined in the plan), subject to the timely delivery of a release by the covered executive:

•	Two times the sum of the “annual base salary” and “target bonus amount,” (as such terms are defined in the CIC Severance Plan), to be paid in equal monthly installments over 10 months;

•	Reimbursement for the difference between the full COBRA premium and the active employee premium rates for similarly situated active employees, for a period up to 18 months;

•	A lump sum cash amount equal to the executive’s target annual incentive opportunity for the year of termination, pro-rated through and including the date of termination;

•	Accelerated vesting of any outstanding equity-based awards granted pursuant to the LTIP, with vesting of PRSUs determined based on target performance; and

•	Outplacement assistance benefits, as provided in each individual Participation Agreement.

The following definitions apply to the CIC Severance Plan:

•

“Cause” means a determination by the Company or the employing affiliate (the “Employer”) that the executive (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform the executive’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of the CIC Severance Plan or the accompanying Participation Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•	“Change in Control” or “CIC” has the meaning given such term under the LTIP (as discussed under “2015 RSU Awards” above).

•

“Good Reason” means the occurrence, on or within 24 months after the date upon which a CIC occurs, of any one or more of the following: (i) a material reduction in the authority, duties, or responsibilities of a covered executive from those applicable to him immediately prior to the date on which the CIC occurs; (ii) a material reduction in a covered executive’s annual rate of base salary or target annual bonus opportunity in effect immediately prior to the CIC; (iii) a change in the location of a covered executive’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the CIC occurs unless such relocation is agreed to in writing by the covered executive; provided, however, that a relocation scheduled prior to the date of the CIC shall not constitute Good Reason; (iv) any material breach by the Company or the Employer of their obligations under the CIC Severance Plan; (v) the failure of any successor or assigns of the Company and/or the Employer to assume the obligations of the Company and the Employer under the CIC Severance Plan; or (vi) the receipt of a written notice, within the 24 month period following a CIC, of termination of the CIC Severance Plan or of any amendment that would adversely reduce the covered executive’s potential severance payments or benefits or his coverage under the CIC Severance Plan.

•

“Involuntary Termination” means any termination of the covered executive’s employment with the Employer that is either a termination by the Employer other than for Cause or a termination by the covered executive for Good Reason; provided, however, that it shall not include any termination occurring as a result of the covered executive’s death or a disability under circumstances entitling him to disability benefits under the standard long-term disability plan of the Employer.

Offer Letter with Mr. Kearney

In connection with Mr. Kearney’s appointment as chief executive officer, we entered into an Offer Letter with Mr. Kearney effective September 25, 2017 (the “Offer Letter”). The Offer Letter provides for accelerated vesting of 100% of Mr. Kearney’s outstanding RSUs and PRSUs upon a complete separation from service without “cause “ or for “good reason” (as such terms are defined below), with PRSUs based on actual performance through the date of such termination. In addition, the Offer Letter provides for continued vesting of Mr. Kearney’s outstanding LTIP awards that were granted to him in his capacity as the CEO following an involuntary or mutually agreed termination of employment other than that described in the previous sentence, provided that Mr. Kearney continue to be available to provide services to us or our subsidiaries in another capacity, such as director services. If Mr. Kearney’s employment is terminated without cause or for good reason, in each case within 24 months following a “change in control,” Mr. Kearney will be eligible to receive the following: (i) a lump sum cash payment equal to (A) Mr. Kearney’s annualized base salary if such termination occurs prior to September 26, 2018 or (B) one-half of Mr. Kearney’s annualized base salary if such termination occurs on or following September 26, 2018 but prior to September 26, 2019; (ii) 18 months of continued coverage under our group health plan on the same basis as similarly situated employees; and (iii) continued or accelerated vesting of LTIP awards as provided above.

The following definitions apply to the Mr. Kearney’s Offer Letter:

•

“Cause” means a determination by the Board that Mr. Kearney (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his duties with respect to the Company, the Employer or any of their affiliates; (ii) has failed to materially perform his duties and responsibilities to the Company, the Employer or any of their affiliates; (iii) has breached any material provision of any written agreement or corporate policy or code of conduct established by the Company, the Employer or any of their affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company, the Employer or any of their affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company, the Employer or any of their affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•

“Good Reason” means the occurrence, without Mr. Kearney’s express written consent, of: (i) a material reduction in his authority, duties, or responsibilities (including a change in his duty to report solely and directly to the Board); (ii) a material reduction in his annual rate of base salary or target annual bonus opportunity; (iii) a relocation of his principal place of employment to a location more than 50 miles from the Company’s existing offices in Houston, Texas; (iv) any material breach by the Company or the Employer of their obligations under the Offer Letter; or (v) the failure of any successor or assigns of the Company or the Employer, as applicable, to assume the obligations of the Company or the Employer under the Offer Letter; provided, however, that Good Reason will not exist unless (A) Mr. Kearney has provided the Employer with written notice of the condition giving rise to the Good Reason within 45 days of the initial existence of the condition, (B) the condition specified in the notice remains uncorrected for 30 days after the Employer’s receipt of the notice, and (C) the date of Mr. Kearney’s termination of employment occurs within 90 days following the date on which you first learn of the condition.

•	“Change in Control” has the meaning given such term under the LTIP (as discussed under “2015 RSU Awards” above).

Retention Agreement with Mr. Cestero

Mr. Cestero entered into a Retention Agreement with the Company effective March 2, 2017. Subject to his continued employment through February 28, 2018, the agreement entitled Mr. Cestero to receive a lump sum cash payment of $175,000. In the event that the Company terminated Mr. Cestero without “cause” (defined below) prior to February 28, 2018, and subject to Mr. Cestero’s execution of a waiver and release in favor of the Company and all related persons, he would have received the retention payment on his regularly scheduled payment date as if he had not been terminated. For purposes of this Retention Agreement, “Cause” shall have the same meaning given such term within the CIC Severance Plan, as modified to apply to the Retention Agreement as applicable.

Confidentiality and Restrictive Covenant Agreement with Mr. Latiolais

Mr. Latiolais entered into an Employee Confidentiality and Restrictive Covenant Agreement with the Company on October 4, 2016. The agreement governs the confidentiality of all information provided to Mr. Latiolais in connection with his employment and details the restrictive covenants Mr. Latiolais will be subject to during and following his termination of employment with the Company. In the event that Mr. Latiolais is terminated without cause, as determined by the Company in its sole discretion, during the term of the agreement, Mr. Latiolais will be entitled to receive salary continuation for a period of nine months, and a lump sum cash payment equal to his short-term incentive bonus target for the year in which the termination occurs subject to his execution of a waiver and release of claims in favor of the Company and his continued compliance with all restrictive covenants set forth in the agreement.

Separation Agreement with Mr. Stephens

Mr. Stephens entered into a Separation Agreement with the Company effective as of September 26, 2017 (the “Separation Agreement”), the date of Mr. Stephens’ termination of employment. The agreement provided that so long as Mr. Stephens abides by the terms of the Separation, the Company would provide Mr. Stephens the following benefits: (a) a lump sum severance payment of $651,000, which represents an amount equal to (i) six months of his annual base salary ($325,000), plus (ii) a prorated portion (through September 30, 2017) of his short-term incentive award for 2017, calculated at approximately 67% of target ($326,000); (b) accelerated vesting of one-third of his outstanding RSUs and PRSUs (based on the target level of performance for the PRSUs), with the remaining two-thirds being forfeited; (c) outplacement assistance not to exceed $15,000; and (d) for up to 18 months following his separation, continued health coverage and reimbursement of premium costs under the Company’s group health plan to effectuate the same premium rate paid by active senior executive employees of the Company.

Separation Agreement with Mr. Allinger

Mr. Allinger entered into a Confidential Separation Agreement and Release with the Company effective as of February 2, 2017, the date of Mr. Allinger’s termination of employment (the “Separation and Release”). The Separation and Release provided that, so long as Mr. Allinger abides by the terms of the Separation and Release, the Company would provide Mr. Allinger the following benefits: (a) a lump sum cash severance payment of $275,000, which is equal to one year of base salary; (b) a lump sum cash payment of $137,500, which is equal to 100% of Mr. Allinger’s short term incentive target amount for 2017; (c) a lump sum cash payment of $21,138 which is an amount equal to eighteen months of the Company’s employer portion of the group health plan premium cost for the level of coverage elected by Mr. Allinger; (e) outplacement assistance with a total value up to $15,000; (f) continued vesting as if Mr. Allinger were still employed of Mr. Allinger’s RSUs under each of his 2015 RSU award agreement, his 2016 RSU award agreement and his 2016 PRSU awards agreement (subject, in all cases of continued RSU and PRSU vesting treatment, to Mr. Allinger’s continued satisfaction of certain restrictive covenants).

Payments Upon Termination of Employment for Departing Named Executive Officers

The following table quantifies the actual payments and benefits that the Company provided to Messrs. Stephens and Allinger in connection with their termination of employment, pursuant to the terms of their respective Separation Agreements, the EDC Plan, and the RSU and PRSU award agreements issued under the LTIP.

Executive	Cash Payments ($)	Reimbursement of COBRA Premiums ($)(1)	Accelerated Equity ($)(2)	Other Reimbursements ($)(3)	Total ($)
Douglas Stephens	651,000	22,638	485,367	—	1,159,005
Daniel A. Allinger	412,500	21,138	—	15,000	448,638
Jeffrey J. Bird(4)	—	—	—	—	—

(1)

Mr. Allinger received a lump sum cash payment equal to the value of the employer portion of his group health plan premium costs for 18 months. For Mr. Stephens, the COBRA reimbursement amount shown is based on 2018 premiums and the required employee contribution percentage, which is assumed for purposes of this table to remain the same for 18 months.

(2)

One-third of Mr. Stephen’s unvested 2016 RSUs and 2017 RSUs and PRSUs (based on target performance) accelerated and vested in full upon Mr. Stephen’s termination of employment (calculated for purposes of this column by multiplying the number of such shares by the closing price per share of the Company’s common stock on September 25, 2017, the last trading day prior to the vesting date, which was $7.87 per share).

The following outstanding and unvested awards held by Mr. Allinger will continue to vest according to their normal vesting schedule so long as he complies with certain non-competition and non-solicitation obligations (the numbers in parenthesis indicate (i) the number of time-based RSUs or (ii) the number of PRSUs based on target performance, as applicable): 2015 RSUs (1,572); 2016 RSUs (3,396); and 2016 PRSUs (5,093). The table above does not include amounts that would be realized from this continued vesting of awards.

(3)	This amount represents outplacement assistance provided to Mr. Allinger following his separation.

(4)	We did not enter into a separation agreement with Mr. Bird and he received no payments in connection with his termination.

Potential Payments Upon Termination or Change in Control for Remaining Named Executive Officers

The following table quantifies the potential payments and benefits that the Company would provide to its other Named Executive Officers in connection with a termination of employment and/or change in control, pursuant to the terms of the EDC Plan, the RSU and PRSU award agreements granted pursuant to the LTIP, the CIC Severance Plan, and, in the case of Mr. Kearney, his Offer Letter. Each value below represents the Company’s best estimate of the amount that could be paid upon the applicable scenario, but until an actual termination of employment or a change in control occurs, the Company cannot know with any certainty what value the executives would receive. Stock prices were calculated based upon the closing price of the Company’s common stock on December 29, 2017 of $6.65 per share.

Executive	Involuntary Termination of Employment ($)	Termination of Employment for Death or Disability ($)	Termination of Employment by Retirement ($)	Change in Control or Liquidity Event (Without a Termination of Employment) ($)	Change in Control (With an Involuntary Termination) ($)
Michael C. Kearney
Cash Payments	—	—	—	—	$650,000
Accelerated Equity(1)	$1,251,477	—	—	—	$1,251,477
Reimbursement of COBRA Premiums(2)	—	—	—	—	—
Outplacement Assistance(3)	—	—	—	—	$15,000
Total	$1,251,477	—	—	—	$1,916,477
Kyle McClure
Cash Payments	—	—	—	—	$1,750,000
Accelerated Equity(1)	—	$386,811	—	—	$386,811
Reimbursement of COBRA Premiums(2)	—	—	—	—	$22,638
Outplacement Assistance(3)	—	—	—	—	$15,000
Total	—	$386,811	—	—	$2,174,449
Alejandro Cestero
Cash Payments(4)	$175,000	—	—	—	$1,981,250
Accelerated Equity(1)	—	$538,803	—	—	$538,803
Reimbursement of COBRA Premiums(2)	—	—	—	—	$22,638
Outplacement Assistance(3)	—	—	—	—	$15,000
Total	$175,000	$538,803	—	—	$2,557,691
Burney J. Latiolais, Jr.
Cash Payments(5)	$700,000	—	—	—	$2,000,000
Accelerated Equity(1)	—	$471,824	—	—	$471,824
Accelerated Deferred Compensation(6)	$208,011	$208,011	—	—	$208,011
Reimbursement of COBRA Premiums(2)	—	—	—	—	$22,637
Outplacement Assistance(3)	—	—	—	—	$15,000
Total	$908,011	$679,835	—	—	$2,717,472

(1)

Mr. Kearney’s equity awards will accelerate upon an involuntary termination that results in his ceasing to provide services to the Company in any capacity, which scenario is reflected in the “Involuntary Termination of Employment” column. All other Named Executive Officers’ 2015 RSUs, and 2016 and 2017 RSUs and PRSUs will continue to vest according to their normal schedule upon an involuntary termination or retirement so long as the executive complies with non-competition and non-solicitation obligations and assuming any required special vesting agreements are entered into between the executive and the company. The table above does not include amounts that would be realized from this continued vesting of awards, but rather reflects only the awards that become accelerated in full.

(2)

The COBRA reimbursement amount is based on 2018 premiums and the required employee contribution percentage, which is assumed for purposes of this table to remain the same for 18 months. Mr. Kearney is not currently enrolled in the Company’s health plan.

(3)	Represents the maximum aggregate value of outplacement assistance to be provided to each Named Executive Officer pursuant to each executive’s Participation Agreement under the CIC Severance Plan.

(4)

Represents the retention payment Mr. Cestero would have been entitled to receive if the Company terminated him without cause on December 31, 2017. The payment would not have been made until February 28, 2018.

(5)

Represents the severance payments that could become payable to Mr. Latiolais pursuant to the Employee Confidentiality and Restrictive Covenant Agreement if the Company determines that Mr. Latiolais was terminated without cause on December 31, 2017. The amount represents $300,000 of continued salary payments and $400,000, which is Mr. Latiolais’ target short-term incentive opportunity for 2017.

(6)	Represents unvested amounts deferred under the Executive EDC Plan that will be accelerated upon termination.

Director Compensation

The Company’s Supervisory Board believes that attracting and retaining qualified non-employee directors is critical to the Company’s future value, growth, and governance. The Supervisory Board also believes that the compensation package for the Company’s non-employee directors should require a portion of the total compensation to be equity-based to align the interests of these directors with the Company’s stockholders. The Company, along with Meridian, has determined that the compensation program applicable to the non-employee directors should be comparable with the packages identified at the Company’s peer group. Based on this decision, the director compensation program for 2017 consisted of an annual retainer compensation package for the non-employee directors valued at approximately $200,000, of which $50,000 is paid in the form of an annual cash retainer, and the remaining $150,000 is paid in a grant of restricted stock units under the LTIP. In addition, for 2017, the Company paid (i) the Audit Committee Chairman and each Audit Committee member an annual amount of $20,000 and $10,000, respectively, (ii) the Lead Supervisory Director (if applicable) an annual amount of $20,000, (iii) the non-executive Chairman an annual retainer valued at approximately $120,000, of which $80,000 is to be paid in the form of an annual cash retainer, and the remaining $40,000 is to be paid in a grant of restricted stock units under the LTIP; (iv) the Compensation Committee Chairman an annual amount of $15,000; and (v) the Nominating and Governance Committee Chairman an annual amount of $10,000. We granted the 2017 RSU awards to our directors in May 2017.

Further, effective December 1, 2016, the compensation committee and Supervisory Board approved payments of $50,000 per month for a period of six months for the Chairman of the Supervisory Board to take on expanded and additional supervisory director responsibilities beyond his regular responsibilities in order to help facilitate the transition in the Company’s leadership, as well as to provide ongoing special support to the President and CEO. Effective as of June 1, 2017, the Supervisory Board approved the extension of the term of the additional monthly retainer until December 31, 2017. Upon Mr. Kearney’s appointment as the Company’s President and Chief Executive Officer in September 2017, this additional retainer was terminated.

In February 2018, we amended the LTIP to include annual grant limitations for all non-employee director members of the Supervisory Board. This amendment imposes maximum limits on the aggregate grant date value of equity-based awards that may be granted to each non-employee director in any calendar year under the LTIP to $1,000,000. Such an amendment to the LTIP did not require shareholder approval and thus became effective immediately upon adoption.

Our directors are subject to Stock Ownership Guidelines, which require our non-employee directors to hold shares of our common stock with a value equal to five times the amount of annual cash retainer (which does not include any extra fees for chairmanships or service on committees) paid to such directors. Our non-employee directors are required to achieve this stock ownership guideline within five years following the later of the date the guidelines became effective in 2015 or the date that the director was elected to our Supervisory Board. Holdings that count towards satisfaction of this guideline, and the valuation measures used to determine such satisfaction, are the same that apply to our Named Executive Officers, as described in the section of our CD&A entitled, “—Stock Ownership Guidelines,” above.

The following table reflects information concerning the compensation that the Company’s non-employee directors earned during the last completed fiscal year ended December 31, 2017. Directors who are also employees of the Company will not receive any additional compensation for their service on the Supervisory Board.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
William B. Berry	$65,217	$144,540	—	$209,757
Robert W. Drummond	$46,335	$144,540	—	$190,875
Sheldon R. Erikson	$28,561	—	—	$28,561
Michael C. Kearney	$553,478	$183,570	—	$737,048
Gary P. Luquette (3)	—	—	—	—
Michael E. McMahon	$70,000	$144,540	—	$214,540
D. Keith Mosing	$50,000	$144,540	—	$194,540
Kirkland D. Mosing	$50,000	$144,540	—	$194,540
S. Brent Mosing	$50,000	$144,540	$30,688	$225,228
Douglas Stephens (3)	—	—	—	—
Alexander Vriesendorp	$52,609	$144,540	—	$197,149

(1)

Includes an annual cash retainer fee, and if applicable, committee, chairman, or fees for special enhanced duties, all as described above and prorated for periods of partial service in such capacities during 2017. Dollar amounts are comprised as follows:

Name	Annual Cash Retainer Fee ($)	Committee Membership or Chair Fee ($)	Additional Board Chair / Lead Director Fees ($)	Fees for Enhanced Duties ($)
William B. Berry	$50,000	$10,000	$5,217	—
Robert W. Drummond	$30,890	$15,445	—	—
Sheldon R. Erikson	$19,041	$9,520	—	—
Michael C. Kearney	$36,957	$7,391	$59,130	$450,000
Gary P. Luquette (3)	—	—	—	—
Michael E. McMahon	$50,000	$20,000	—	—
D. Keith Mosing	$50,000	—	—	—
Kirkland D. Mosing	$50,000	—	—	—
S. Brent Mosing	$50,000	—	—	—
Douglas Stephens (3)	—	—	—	—
Alexander Vriesendorp	$50,000	$2,609	—	—

(2)

The amounts reflected in this column are the aggregate grant date fair value of the RSUs granted to the non-employee directors during 2017 and calculated pursuant to ASC FASB Topic 718, disregarding any potential forfeitures. Please see Note 15 to our Consolidated Financial Statements for the 2017 fiscal year within our Form 10-K, filed with the SEC on February 27, 2018, for more details on the valuation assumptions for these equity awards. These grants were as follows:

Name	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value
William B. Berry	5/19/2017	18,204	$144,540
Robert W. Drummond	5/19/2017	18,204	$144,540
Michael C. Kearney	5/19/2017	18,204	$144,540
	2/20/2017	3,215	$39,030
Michael E. McMahon	5/19/2017	18,204	$144,540
D. Keith Mosing.	5/19/2017	18,204	$144,540
Kirkland D. Mosing	5/19/2017	18,204	$144,540
S. Brent Mosing	5/19/2017	18,204	$144,540
Alexander Vriesendorp	5/19/2017	18,204	$144,540

The aggregate number of RSUs held by each director as of December 31, 2017 is as follows: William B. Berry – 18,204; Robert W. Drummond – 18,204; Michael C. Kearney– 21,419; Michael E. McMahon – 18,204; D. Keith Mosing – 18,204, plus an additional 88,141 RSUs received in 2015 in his capacity as Chief Executive Officer of the Company, which are continuing to vest, subject to satisfaction of certain restrictive covenants; Kirkland D. Mosing – 18,204; S. Brent Mosing – 18,204; and Alexander Vriesendorp – 18,204. For a description of Mr. Kearney’s outstanding equity awards, see the Outstanding Equity Awards at 2017 Fiscal Year End table.

(3)

Messrs. Luquette and Stephens did not receive any additional compensation for their service on the Supervisory Board. Amounts listed for Mr. Kearney reflect compensation for services as a non-employee director prior to his appointment as chief executive officer, which amounts are also included in the Summary Compensation Table above.

CEO Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Michael C. Kearney, our current Chief Executive Officer (our “CEO”).

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $41,600; and

•	The annual total compensation of our CEO, using annualized 2017 compensation data from the Summary Compensation Table, was $4,125,000.

•	Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was reasonably estimated to be 99.16 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•

We determined that, as of October 12, 2017, our employee population world-wide consisted of approximately 2,903 individuals. As of October 12, 2017, we had 1,327 employees in the United States, and 1,576 employees in non-United States jurisdictions. To calculate our median employee, we excluded all employees that reside in each of Venezuela (6 employees), Ivory Coast (23 employees), Senegal (6 employees), Congo (9 employees), Equatorial Guinea (13 employees), Mauritania (13 employees), and India (70 employees). Collectively, our excluded employees totaled 140 employees or 4.8% of our total employee population, leaving us with a balance of 2,763 employees in the identified population used to determine our median employee.

•

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses and any other cash compensation reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017 (or the equivalent of a Form W-2 reported to an applicable governmental entity for any employees in a non-US jurisdiction).

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our assumptions, adjustments (including any cost-of-living adjustments), or estimates were applied to this calculation.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $41,600.

•

Due to the fact that our current CEO was not employed in his position for the entirety of the 2017 year, we annualized applicable compensation items that he received for his services as CEO during the 2017 year. Therefore, the total compensation amount provided above for purposes of our ratio calculation will differ from the “Total” compensation amount reflected within the Summary Compensation Table or described elsewhere in this proxy. The table below reflects the amounts shown within the Summary Compensation Table as well as the annualized value, if any, that was used solely for the pay ratio calculations:

	Amount in Summary Compensation Table	Annualized Amount
Base Salary	$199,039	$750,000
Non-Equity Incentive Compensation Plan Award	$219,247	$750,000
Stock Award	$2,785,229	$2,785,229
All Other Compensation	$553,478	$553,478
Total	$3,756,993	$4,838,707

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 with respect to equity compensation plans under which our common stock is authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by our shareholders	2,249,545	$—	16,763,533
Equity compensation plans not approved by our shareholders	—	—	—

Total	2,249,545	$—	16,763,533

(1)

Represents securities to be issued upon exercise of outstanding RSUs and PRSUs. As of December 31, 2017, 1,865,300 shares were subject to outstanding RSUs, and 384,245 were subject to outstanding PRSUs. The number of shares subject to outstanding PRSUs is based on the target number of shares subject to each award and payments could occur at larger amounts if maximum performance metrics are met.

(2)

The weighted-average exercise price excludes RSU and PRSU awards that do not have an exercise price. The weighted average grant date fair value of all RSUs and PRSUs is $10.29, assuming a target performance payout.

(3)

The 16,763,533 shares remaining available for issuance as of December 31, 2017 consist of the following: 2,748,062 shares available under our existing employee stock purchase plan (approximately 99,225 of which are estimated to be issued in the current purchase period) and 14,015,471 shares available under the LTIP, assuming the target number of shares subject to outstanding PRSUs is no longer available for issuance.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the Audit Committee:

•	reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017 with management and with the independent registered public accountants;

•

considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accountants;

•

reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, and by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•

discussed with management and with the independent registered public accountants the process by which the Company’s chief executive officer, chief financial officer and chief accounting officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•

based on the reviews and discussions referred to above, recommended to the Supervisory Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee also met to review and discuss the Company’s audited Dutch statutory annual accounts for the financial year 2017 with management and PricewaterhouseCoopers Accountants N.V. The discussion included the observations of the independent registered public accountants during the audit as well as regulatory and financial reporting developments that may affect the Company in future years. The Audit Committee recommended that the Company’s audited Dutch statutory annual accounts for the financial year 2017 be approved by the Supervisory Board.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also regularly considers whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.

The Committee meets regularly with management and the independent registered public accountants, including private discussions periodically with the independent registered public accountants, and receives the communications described above. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of the Supervisory Board of Directors

Michael E. McMahon (Chairman)

Robert W. Drummond

Alexander Vriesendorp

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 5, 2018, the Audit Committee of the Board of Supervisory Directors dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.

The reports of PwC on the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through March 5, 2018, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their reports on the Company’s consolidated financial statements for such periods.

On March 5, 2018, the Audit Committee of the Board of Supervisory Directors of the Company appointed KPMG LLP and its affiliates as the Company’s independent registered public accountants, which was ratified by the Company’s shareholders at the 2018 annual meeting.

Fees for professional services provided by our former independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2017	2016
Audit Fees	$3,996,035	$2,841,318
Audit-Related Fees	—	—
Tax Fees	37,562	105,089
All Other Fees	28,860	10,999

Total	$4,062,457	$2,957,406

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC and PricewaterhouseCoopers Accountants N.V. for the audit of our consolidated financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years, including comfort letters, statutory audits, attest services and consents.

Audit-related fees consist of the aggregate fees billed or expected to be billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the financial statements and are not reported as audit fees herein. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

All other fees are the aggregate fees billed for products and services other than “Audit Fees.” The amounts in 2017 and 2016 relate to various services provided to certain subsidiaries.

The Audit Committee has adopted procedures for the approval of KPMG LLP’s and KPMG Accountants N.V.’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval.

The Audit Committee is updated on the status of all services and related fees at every regular meeting.

As set forth in the Audit Committee Report on page 47 of this proxy statement, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

Policy for Pre-Approval of Audit and Non-Audit Fees

The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Audit Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to any financial officer of the Company the authority to engage the Company’s independent registered public accounting firm in any of the pre-approved services listed in the pre-approval policy up to $50,000. The Audit Committee has delegated to its Chairman the authority to pre-approve any one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair will report any such pre-approval to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH RELATED PERSONS

Tax Receivable Agreement

Mosing Holdings and its permitted transferees converted all of their 52,976,000 shares of Series A convertible preferred stock in the Company (the “Preferred Stock”) into shares of our common stock on a one-for-one basis on August 26, 2016, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, by delivery of an equivalent portion of their interests in Frank’s International C.V. (“FICV”) to us (the “Conversion”). FICV made an election under Section 754 of the Internal Revenue Code. Pursuant to the Section 754 election, the Conversion resulted in an adjustment to the tax basis of the tangible and intangible assets of FICV with respect to the portion of FICV now held by the Company. These adjustments are allocated to the Company. The adjustments to the tax basis of the tangible and intangible assets of FICV described above would not have been available absent this Conversion. The basis adjustments may reduce the amount of tax that the Company would otherwise be required to pay in the future. These basis adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

The tax receivable agreement (the “TRA”) that we entered into with FICV and Mosing Holdings in connection with our initial public offering (“IPO”) generally provides for the payment by the Company of 85% of the amount of the actual reductions, if any, in payments of U.S. federal, state and local income tax or franchise tax (which reductions we refer to as “cash savings”) in periods after our IPO as a result of (i) the tax basis increases resulting from the Conversion and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, payments under the TRA. In addition, the TRA provides for payment by us of interest earned from the due date (without extensions) of the corresponding tax return to the date of payment specified by the TRA. The payments under the TRA will not be conditioned upon a holder of rights under the TRA having a continued ownership interest in either FICV or the Company. We will retain the remaining 15% of cash savings, if any.

The estimation of the liability under the TRA is by its nature imprecise and subject to significant assumptions regarding the amount and timing of future taxable income. As of December 31, 2017, the Company had a cumulative loss over the prior 36-month period. Based on this history of losses, as well as uncertainty regarding the timing and amount of future taxable income, we are no longer able to conclude that there will be future cash savings that will lead to additional payouts under the TRA beyond the estimated $2.1 million as of December 31, 2017. Additional TRA liability may be recognized in the future based on changes in expectations regarding the timing and likelihood of future cash savings.

The payment obligations under the TRA are our obligations and are not obligations of FICV. The term of the TRA will continue until all such tax benefits have been utilized or expired, unless the Company elects to exercise its sole right to terminate the TRA early. If the Company elects to terminate the TRA early, which it may do so in its sole discretion, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the TRA (based upon certain assumptions and deemed events set forth in the TRA, including the assumption that it has sufficient taxable income to fully utilize such benefits and that any FICV interests that Mosing Holdings or its transferees own on the termination date are deemed to be exchanged on the termination date). Any early termination payment may be made significantly in advance of the actual realization, if any, of such future benefits. In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control. In these situations, the Company’s obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, if the TRA were terminated on December 31, 2017, the estimated termination payment would be approximately $60.7 million (calculated using a discount rate of 5.58%). The foregoing number is merely an estimate and the actual payment could differ materially.

Because the Company is a holding company with no operations of its own, its ability to make payments under the TRA is dependent on the ability of FICV to make distributions to it in an amount sufficient to cover the Company’s obligations under such agreements; this ability, in turn, may depend on the ability of FICV’s subsidiaries to provide payments to it. The ability of FICV and its subsidiaries to make such distributions will be subject to, among other things, the applicable provisions of Dutch law that may limit the amount of funds available for distribution and restrictions in our debt instruments. To the extent that the Company is unable to make payments under the TRA for any reason, except in the case of an acceleration of payments thereunder occurring in connection with an early termination of the TRA or certain mergers or change of control, such payments will be deferred and will accrue interest until paid, and the Company will be prohibited from paying dividends on its common stock.

Transactions with Directors, Executive Officers and Affiliates

In connection with the Company’s IPO, Mosing Holdings caused the Company’s U.S. operating subsidiaries to distribute certain assets that generated a de minimis amount of revenue, including aircraft, real estate and life insurance policies. Accordingly, these assets were not contributed to FICV in connection with the IPO. As a result, the Company entered into real estate lease agreements with customary terms for continued use of the real estate. In addition, the Company entered into various aviation services agreements with customary terms for continued use of the aircraft.

As stated above, the Company has entered into various operating leases with Mosing Land & Cattle Company of Texas L.L.C., Mosing Properties LP, 4-M Ranch, LLC, Mosing Holdings (through its wholly owned subsidiary, Mosing Ventures, LLC) and Mosing Queens Row Properties, LLC, each of which are entities owned by certain members of the Mosing family to lease operating facilities as well as office space from such entities. Rent expense related to lease operating facilities was $7.6 million, $8.0 million and $6.9 million for the years ended December 31, 2015, 2016 and 2017, respectively. The expiration date of the operating leases currently in place ranges from 2018 to 2027, unless otherwise extended, and the Company expects to incur approximately $14.5 million during the remainder of the terms of these leases. In December 2014, the Company entered into a property lease amendment for the Company’s U.S. headquarters with Mosing Properties, L.P. Further, in 2015, the Company entered into four property lease amendments for the Company’s headquarters with Mosing Properties, L.P. The Audit Committee and the Supervisory Board approved and ratified these lease amendments in November 2015. In 2017, the Company entered into an agreement with Mosing Queen Properties, LLC to lease certain buildings in Lafayette, Louisiana. The Supervisory Board also approved this lease in May 2017. Please see Note 13 to our Consolidated Financial Statements for the 2017 fiscal year within our Form 10-K, filed with the SEC on February 27, 2018, for more details on the related party property leases.

We were a party to certain agreements relating to the rental of aircraft to Kinetic Motion, Inc. (through its wholly owned subsidiary, Western Airways, Inc.(“WA”)), an entity controlled by the Mosing family. Prior to our IPO, we had entered into agreements, whereby we leased the aircraft as needed for a rental fee per hour and reimbursed WA for a management fee and hangar rental. The rental fees exceeded the reimbursement costs and we recorded net charter income. Subsequent to the IPO in 2013, we entered into new agreements with WA for the aircraft that was retained by us whereby we are paid a flat monthly fee for dry lease rental and charged block hours monthly. In 2015, we amended the agreements to reflect both dry lease and wet lease rental, whereby we are charged a flat monthly fee primarily for crew, hangar, maintenance and administration costs in addition to other variable costs for fuel and maintenance. The Company also earned charter income from third party usage through a revenue sharing agreement. We recorded net charter expense of $1.1 million for the year ended December 31, 2017. In November 2015, the Audit Committee and Supervisory Board approved and ratified the aircraft leases entered into in 2015. Further, the Supervisory Board approved the engagement of WA for its assistance in the sale of the Company’s three airplanes in January 2017. We incurred $0.2 million in brokerage fees to WA for the year ended December 31, 2017 for the sale of one of the three airplanes. In December 2017, the Supervisory Board approved the sale of the Company’s remaining third aircraft to Mosing Aviation, LLC, a company owned by Mr. D. Keith Mosing, for $0.7 million. As a result, we no longer own any aircrafts and therefore, the aviation services agreements as well as charter rental expense and revenue sharing were terminated with WA effective December 29, 2017.

On November 2, 2018, Frank’s International, LLC entered into a purchase agreement with Mosing Ventures, LLC, Mosing Land & Cattle Company, LLC, Mosing Queens Row Properties, LLC, and 4-M Investments, each of which are companies related to us by common ownership (the “Mosing Companies”). Under the purchase agreement, we will acquire real property that we currently lease from the Mosing Companies, and two additional properties located adjacent to those properties. The total purchase price is $36.0 million. We expect the purchase to close by the end of 2018.

Registration Rights Agreement

Mosing Holdings and FWW B.V. and certain of their transferees entered into a registration rights agreement with the Company. The registration rights agreement covers all 172,000,000 shares of Common Stock owned by Mosing Holdings and various holding entities of the Mosing family members as of December 31, 2017, respectively. Pursuant to this agreement, the parties to the agreement may cause the Company to register their shares of Common Stock under the Act and to maintain a shelf registration statement effective with respect to such shares.

Voting Agreement

On November 20, 2018, the Company was notified that the Voting Agreement, dated July 22, 2013, by and among Ginsoma Family C.V., FWW B.V., Mosing Holdings, LLC and the other parties thereto had been terminated effective November 20, 2018. Due to this termination, the Company will no longer be treated as a “controlled company” under Section 303A of the NYSE Listed Company Manual. As a result, the Company will no longer be exempted from certain NYSE corporate governance requirements, including: (1) the requirement that a majority of its board of directors consist of independent directors; (2) the requirement that it have a Nominating and Governance Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) the requirement that it have a Compensation Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Notwithstanding the Company’s previous status as a controlled company, the Company has voluntarily maintained a Compensation Committee and a Nominating and Governance Committee composed entirely of independent directors. The Company notes that, upon the election of Ms. Trent, a majority of the Company’s board of supervisory directors will consist of independent directors.

Procedures for Approval of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•	any person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of any class of the Company’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of any class of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company’s Supervisory Board adopted a written Related Party Transactions Policy and has approved, along with the Audit Committee, the applicable related party transactions at this time. Pursuant to this policy, the Supervisory Board will review all material facts of all new Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Supervisory Board expects to take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the Company’s Common Stock;

•	each of the Company’s named executive officers;

•	each member of the Company’s Supervisory Board and Management Board and each director nominee; and

•	all of the Company’s directors and executive officers as a group.

The number of shares of the Company’s Common Stock outstanding and the percentage of beneficial ownership is presented as of December 4, 2018.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse or limited by the Voting Agreement described above. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers, or 5% or more stockholders, as the case may be.

Unless otherwise indicated, the address of each person or entity named in the table is 10260 Westheimer Rd., Houston, Texas 77042.

Name of Beneficial Owner	Number of Shares	% of Shares Beneficially Owned
5% shareholders:
Gregory Stanton Mosing (1)	11,544,763	5.1%
Melanie Christine Mosing (2)	12,664,863	5.6%
Michael Frank Mosing (3)	11,667,705	5.2%
Sharon M. Miller (4)	11,511,068	5.1%
Lori Mosing Thomas (5)	17,573,021	7.8%
Kendall Garrett Mosing (6)	15,673,195	7.0%
T. Rowe Price Associates, Inc.	15,286,184	6.8%
Hotchkis and Wiley Capital Management, LLC	15,703,550	7.0%

Directors and Named Executive Officers:
D. Keith Mosing (7)	12,066,803	5.4%
Douglas Stephens (8)	46,577	*	%
Jeffrey J. Bird (9)	22,081	*	%
Burney J. Latiolais, Jr. (10)(11)	0	*	%
Daniel A. Allinger (12)	3,562	*	%
Alejandro Cestero (13)	2,602	*	%
Gary P. Luquette (14)	34,863	*	%
Sheldon R. Erikson (15)	39,926	*	%
Kyle McClure (10)(11)	32,631	*	%
S. Brent Mosing (16)	10,800,860	4.8%
Kirkland D. Mosing (17)	17,626,591	7.9%
William B. Berry	37,529	*	%
Michael C. Kearney (10)	94,077	*	%
Michael E. McMahon	28,264	*	%
Alexander Vriesendorp	28,264	*	%
Robert W. Drummond	18,204	*	%
Melanie M. Trent	—	—%
All directors and executive officers as a group (13 persons) (7)(10)(16)(17)	40,777,230	18.2%

*	Represents less than 1%.

(1)

Directly owns 301,643 shares and indirectly owns 9,918,667 shares through G. Stanton Investments, LP, 1,100,462 shares through 2009 Mosing Family Delaware Dynasty Trust fbo Gregory Stanton Mosing, 97,863 shares through ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Gregory Stanton Mosing, and 126,128 shares through Trust ulw Janice P. Mosing fbo Lindsey R. Mosing. Mr. Gregory Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(2)

Directly owns 11,340,410 shares and indirectly owns 1,100,462 shares through 2009 Mosing Family Delaware Dynasty Trust fbo Melanie Christine Mosing, 97,863 shares through ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Melanie Christine Mosing, 63,064 shares through Trust ulw Janice P. Mosing fbo Derek A. Veverica, and 63,064 through Trust ulw Janice P. Mosing fbo Christine M. Veverica. Ms. Melanie Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(3)

Directly owns 2,959,038 shares and indirectly owns 10,000 shares held by spouse and 8,698,667 held by Michael Frank Mosing Family, L.L.C. Mr. Michael Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(4)

Directly owns 2,405,303 shares and indirectly owns 8,918,667 shares through Miller Ginsoma Holdings, Ltd. and 187,098 through Estate of Timothy Dupre Mosing. Ms. Miller disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(5)

Directly owns 4,348,133 shares and indirectly owns 13,224,888 shares through Lori Mosing Thomas Family, L.L.C. Ms. Thomas disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(6)

Directly owns 3,150,346 shares and indirectly owns 8,000,000 shares through Kendall G. Mosing Family, L.L.C., and 4,522,849 shares through DBM 2009 QSST-IDG Trust uta December 17, 2009. Mr. Kendall Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(7)

Directly owns 4,255,382 shares and indirectly owns 50,000 shares held by spouse, 33,024 held by each of his two children, 6,370,920 shares held by Donald Keith Mosing Family Partnership, Ltd., 1,100,462 shares held by 2015 Mosing Family Delaware Trust fbo Keith Mosing, and 223,991 shares held by Bypass Corporate Stock Trust ulw Janice P. Mosing fbo Donald Keith Mosing. Mr. D. Keith Mosing disclaims beneficial ownership of the shares indirectly held, except to the extent of his pecuniary interest therein.

(8)	Mr. Stephens’ beneficial ownership is as of September 26, 2017, his last date of employment with the Company.

(9)	Mr. Bird’s beneficial ownership is as of March 1, 2017, his last day of employment with the Company.

(10)

Excludes 50,202 restricted stock units for Burney J. Latiolais, Jr., 48,360 restricted stock units for Kyle McClure and 197,782 restricted stock units for Michael C. Kearney because such awards do not vest, and no common stock may be received thereunder prior to January 15, 2019.

(11)

Messrs. Latiolais and McClure are the members of the Company’s Management Board. Frank’s International Management B.V. is a wholly owned subsidiary and was the sole member of the Company’s Management Board until it was replaced by the current members at the 2017 annual meeting. The address of Frank’s International Management B.V. is Mastenmakersweg 1, 1786 Den Helder, The Netherlands.

(12)	Mr. Allinger’s beneficial ownership is as of January 27, 2017, his last date of employment with the Company.

(13)	Mr. Cestero’s beneficial ownership is as of September 30, 2018, his last date of employment with the Company.

(14)	Mr. Luquette’s beneficial ownership is as of May 19, 2017, his last date of service as a supervisory director with the Company.

(15)	Mr. Erikson’s beneficial ownership is as of May 19, 2017, his last date of service as a supervisory director with the Company.

(16)

Directly owns 3,082,193 shares and indirectly owns 7,718,667 shares through Steven Brent Mosing Family, L.L.C. Mr. Steven Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(17)

Directly owns 4,386,703 shares and indirectly owns 15,000 shares held by spouse and 13,224,888 shares held by Kirkland D. Mosing Family, L.L.C. Mr. Kirkland Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed in 2017 and in 2018 to date, with the following exceptions: (i) Ms. Sharon M. Miller had a delinquent Form 4 filing on December 21, 2017, for a transaction occurring on December 18, 2017, (ii) Mr. D. Keith Mosing had a delinquent Form 4 filing on May 2, 2018, for a transaction occurring on February 23, 2018, (iii) the 2016 Mosing Family Delaware Trust fbo William Bradford Mosing had a delinquent Form 4 filing on June 7, 2018, for transactions occurring on May 31, 2018 and June 1, 2018, and (iv) Mr. Gregory Stanton Mosing had a delinquent Form 4 filing on July 27, 2018, for a transaction occurring on July 24, 2018.

SHAREHOLDER PROPOSALS

Pursuant to the Company’s Articles, general meetings will be held in Amsterdam, The Netherlands in the municipality in which the Company has its statutory seat, or at Schiphol (Municipality of Haarlemmermeer). A general meeting of shareholders shall be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of the Company’s financial year.

The agenda for the 2019 annual meeting shall include, in addition to other matters, any matter the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by our Articles and Dutch law, which is currently set at three percent. In order for such matters to be included in the Company’s proxy material or presented at the 2019 annual meeting, the qualified shareholder must submit the matter to the Company’s Secretary at 10260 Westheimer Rd., Suite 700, Houston, Texas 77042. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the 2019 annual meeting accompanied by a statement containing the reasons for the request. Requests received later than the 60th day prior to the day of the meeting will be considered untimely. We currently expect our 2019 annual meeting to be held on or about May 22, 2019.

HOUSEHOLDING MATTERS

Shareholders who share a single address will receive only one proxy statement at that address unless the Company has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact the Company’s Corporate Secretary at (281) 966-7300, or write to Frank’s International N.V., 10260 Westheimer Rd., Suite 700, Houston, Texas 77042, Attention: Corporate Secretary. The Company will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder receiving multiple copies of this proxy statement, you can request householding by contacting the Company in the same manner. If you own your Common Stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings also are available to the public at the SEC’s website at www.sec.gov. The Company’s Common Stock is listed on the New York Stock Exchange under the ticker symbol “FI”. Reports and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. You may also request a copy of the Company’s filings by contacting the Company’s Corporate Secretary at (281) 966-7300, or by writing to Frank’s International N.V., 10260 Westheimer Rd., Houston, Texas 77042, Attention: Corporate Secretary. The Company’s filings are also available on its website at www.franksinternational.com.

FRANK’S INTERNATIONAL N.V.

MASTENMAKERSWEG 1

1786 PB DEN HELDER, THE NETHERLANDS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on January 14, 2019 or 5:59 A.M. Central European Time on January 15, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on January 14, 2019 or 5:59 A.M. Central European Time on January 15, 2019. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54133-S79628                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANK’S INTERNATIONAL N.V.

The Board of Supervisory Directors and the Board of Managing Directors recommend that you vote FOR the increase of the number of supervisory directors from 8 to 9 members and the election of the supervisory director nominee Melanie M. Trent:

1. Increase Number of Supervisory Directors and Election of Supervisory Director Nominee

Nominee:	For	Against	Abstain

1a. Melanie M. Trent	☐	☐	☐

NOTE: Such other business as may properly come before the special meeting or any adjournment thereof shall be voted in accordance with the discretion of the proxies appointed hereby. This proxy is solicited on behalf of the Supervisory Board and the Management Board of the Company. The proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “For” the election of Melanie M. Trent.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Annual Report including Form 10-K are available at www.proxydocs.com/fi

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E54134-S79628

PROXY FRANK’S INTERNATIONAL N.V.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 15, 2019 AT 2:00 P.M. CENTRAL EUROPEAN TIME
TO BE HELD AT J.J. VIOTTASTRAAT 52, 1071 JT, AMSTERDAM, THE NETHERLANDS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS AND THE BOARD OF MANAGING DIRECTORS FOR THE SPECIAL MEETING TO BE HELD ON JANUARY 15, 2019.

The undersigned hereby appoints Michael Kearney, John Symington, Kyle McClure and Joshua K. Hancock as proxies (the “Proxies”), each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Frank’s International N.V. held by the undersigned that would be entitled to vote if personally present at the Special Meeting, to be held on January 15, 2019, at 2:00 P.M. Central European Time, at J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands, or at any postponement or adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxy will be voted FOR the nominee listed in the Proposal.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side